EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Among

HIGHLAND HOSPITALITY CORPORATION,

HIGHLAND HOSPITALITY, L.P.,

BLACKJACK HOLDINGS, LLC,

BLACKJACK MERGER CORPORATION

and

BLACKJACK MERGER PARTNERSHIP, LP

Dated as of April 24, 2007

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EXHIBITS

Exhibit A	Knowledge of the Company
Exhibit B	Knowledge of Parent, MergerCo and Merger Partnership
Exhibit C	[Intentionally Omitted]
Exhibit D	Form of Guaranty
Exhibit E	Form of Hogan & Hartson L.L.P. Tax Opinion
Exhibit F	Form of Company Representation Letter for Tax Opinion

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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 24, 2007 (this “Agreement”), is made and entered into by and among Highland Hospitality Corporation, a Maryland corporation (the “Company”), Highland Hospitality, L.P., a Delaware limited partnership (the “Operating Partnership”), Blackjack Holdings, LLC, a Delaware limited liability company (“Parent”), Blackjack Merger Corporation, a Maryland corporation and wholly owned subsidiary of Parent (“MergerCo”), and Blackjack Merger Partnership, LP, a Delaware limited partnership and a wholly owned subsidiary of MergerCo (“Merger Partnership”, and together with Parent and MergerCo, the “Buyer Parties”).

WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into MergerCo (the “Company Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”);

WHEREAS, the parties also wish to effect a merger of Merger Partnership with and into the Operating Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Company Merger and the other transactions contemplated by this Agreement and declared that the Company Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders on the terms and subject to the conditions set forth herein and has directed that the Company Merger be submitted for consideration by its stockholders;

WHEREAS, HHC GP Corporation, a wholly owned subsidiary of the Company and the sole general partner of the Operating Partnership (the “GP”), has approved this Agreement and the Partnership Merger and deemed it advisable and in the best interests of the limited partners of the Operating Partnership for the Operating Partnership to enter into this Agreement and to consummate the Partnership Merger on the terms and conditions set forth in herein;

WHEREAS, the Board of Directors of MergerCo has approved this Agreement and the Company Merger and declared that this Agreement and the Company Merger are advisable on the terms and subject to the conditions set forth herein;

WHEREAS, MergerCo, as the general partner of Merger Partnership, has approved this Agreement and the Partnership Merger and declared that this Agreement and the Partnership Merger are advisable on the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend that for federal, and applicable state, income tax purposes the Company Merger and the Partnership Merger be undertaken pursuant to a single integrated plan with the result that such mergers be treated as a taxable sale by the Company of all of the Company’s assets to MergerCo in exchange for the merger consideration provided for herein and the assumption of all of the Company’s liabilities, followed by a distribution of such merger consideration to the stockholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Internal Revenue Code of 1986, as amended (the “Code”), and corresponding provisions of state and local law, and that this Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company, the GP, the Operating Partnership or any Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of the Company or the Subsidiaries representing 20% or more of the consolidated assets of the Company and the Subsidiaries, (c) issuance, sale or other disposition by the Company, the GP or the Operating Partnership, as applicable, of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company, the GP or the Operating Partnership, as applicable, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding Company Common Shares or outstanding equity interests of the GP or the Operating Partnership, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or the Operating Partnership, or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Mergers or any of the other transactions contemplated by this Agreement.

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation as to which written notice has been provided to the applicable party.

“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner”, with respect to any Company Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” or “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

“Certificate” or “Certificates” means any certificate evidencing Company Common Shares, Company Series A Preferred Shares or OP Units.

“Company Bylaws” means the Amended and Restated By-Laws of the Company, as amended.

“Company Charter” means the Articles of Amendment and Restatement of the Company, as amended and supplemented through the date hereof.

“Company Common Shares” means shares of common stock, par value $0.01 per share, of the Company.

“Company Leases” means all leases, licenses, subleases, concessions or similar agreements for the use or occupancy by a Third Party of more than 10,000 square feet of any of the Company Properties.

“Company Material Adverse Effect” means, with respect to the Company, an effect, event, development, occurrence or change that is materially adverse to the assets, liabilities, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any effect, event, development, occurrence or change arising out of or resulting from (a) decrease in the market price of the Company Common Shares (but not any effect, event, development, occurrence or change underlying such decrease to the extent that such effect, event, development or change would otherwise constitute a Company Material Adverse Effect), (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (c) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct their business (except to the extent such effect, event, development, occurrence or change affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (d) changes in GAAP, (e) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees, (f) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (except to the extent such effect, event, development, occurrence or change affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development, occurrence or change), (g) earthquakes, hurricanes or other natural disasters (except to the extent such effect, event, development, occurrence or change affects the Company and its Subsidiaries, in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development, occurrence or change ), or (h) any action taken by the Company or its Subsidiaries at the request or with the prior written consent of any of the Buyer Parties.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company or the Operating Partnership made herein.

“Effective Time” means the later to occur of the Company Merger Effective Time and the Partnership Merger Effective Time.

“Environmental Laws” means any applicable United States federal, state or local law in existence on or before the date hereof relating to (i) Releases or threatened Releases of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any United States federal, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each has been amended from time to time, and all regulations thereunder in effect prior to the date hereof, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, asbestos, lead and radon; and (iv) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means (i) United States and international patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

“knowledge of the Company” means the actual knowledge of those individuals listed on Exhibit A.

“knowledge of Parent” means the actual knowledge of those individuals listed on Exhibit B.

“Law” means any United States national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, writ, decree or other order.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Merger Consideration” means, collectively, the Common Share Merger Consideration, the Warrant Merger Consideration, the Series A Preferred Merger Consideration and the OP Unit Merger Consideration.

“Operating Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated December 19, 2003, as amended.

“Parent Material Adverse Effect” means any effect, event, development, occurrence or change that would reasonably be expected to prevent, or materially delay Parent, MergerCo or Merger Partnership from consummating the Company Merger or the Partnership Merger.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company; (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Subsidiary; (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality; (v) with respect to real property, any title exception disclosed in any title insurance policy provided or made available to Parent (whether material or immaterial), Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in the Disclosure Schedule), the Franchise Agreements, the Management Agreement Documents, the Ground Leases and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; and (vi) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, disposal, leaching or migration of Hazardous Substances into the environment (including ambient air, surface water, ground water, and surface or subsurface strata).

“Series A Preferred OP Units” means the series of partnership units representing units of limited partnership interest designated as the 7.875% Series A Cumulative Redeemable Preferred Units (Liquidation Preference $25 per share), with the preferences, liquidation and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of units as described in the Operating Partnership Agreement.

“subsidiary” or “subsidiaries” of the Company, Parent or any other person means a corporation, limited liability company, partnership, joint venture or other organization of which: (a) such party or any other subsidiary of such party is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries; or (c) at least 50% of the equity interests is controlled by such party.

“Superior Proposal” means a written Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a Third Party which the Company Board determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel and after taking into account all of the terms and conditions of the Acquisition Proposal, including the conditions to the consummation of the Acquisition Proposal and the legal, regulatory and financing terms and aspects of such Acquisition Proposal, and after taking into account any amendment to this Agreement entered into or to which Parent irrevocably commits to enter into and for which all internal approvals of Parent have been obtained) to be more favorable to the Company’s stockholders than the Company Merger from a financial point of view. For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to “20%” shall be deemed references to “50%”.

“Taxes” means (i) any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, and (ii) any obligation with respect to the items described in (i) above by reason of Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign Tax law).

(a) the following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2007 Budget	§ 6.01(k)
Agreement	Preamble
Articles of Incorporation	§ 2.02(a)
Articles of Merger	§ 2.03(a)
Blue Sky Laws	§ 4.05(b)
Buyer Parties	Preamble
Bylaws	§ 2.02(b)
Capital Expenditures	§ 6.01(k)
CERCLA	§ 4.16(c)
Change in Recommendation	§ 7.04(c)
Claims	§ 7.06(a)
Closing	§2.04
Closing Date	§2.04
Code	Recitals
Company	Preamble
Company Board	Recitals
Company Common Share Merger Consideration	§ 3.01(c)
Company Employees	§ 7.05(b)
Company Expenses	§ 9.03(e)
Company Financial Advisors	§4.18
Company Intellectual Property	§4.14
Company Merger	Recitals
Company Merger Effective Time	§ 2.03(a)
Company Properties	§ 4.13(a)
Company Property	§ 4.13(a)
Company Recommendation	§7.02
Company Restricted Shares	§ 3.01(f)
Company SEC Reports	§ 4.07(a)
Company Series A Preferred Share Merger Consideration	§ 3.01(d)
Company Series A Preferred Shares	§ 4.03(a)
Company Stockholder Approval	§ 4.04(a)
Company Stockholders’ Meeting	§7.02
Company Termination Fee	§ 9.03(d)
Company Warrants	§ 3.01(e)
Confidentiality Agreement	§ 7.03(b)

Defined Term	Location of Definition
Continuing Employees	§ 7.05(b)
Debt Commitment Letter	§ 5.07(b)
Debt Financing	§ 5.07(b)
DRULP	Recitals
DSOS	§ 2.03(b)
Environmental Permits	§ 4.16(a)
EDC Plan	§ 7.05(d)
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(g)
Exchange Act	§ 4.05(b)
Exchange Fund	§ 3.03(a)
Expenses	§ 7.06(a)
Franchise Agreements	§ 4.13(g)
Governmental Order	§ 9.01(c)
GP	Recitals
Ground Leases	§ 4.13(c)
Guaranty	§ 5.07(c)
Guarantor	§ 5.07(c)
Incentive Plan	§ 3.01(f)
Indemnified Parties	§ 7.06(a)
IRS	§ 4.10(a)
Lender	§ 5.07(b)
Liquidation Payment Date	§2.07
Management Agreement Documents	§ 4.13(f)
Maryland Courts	§10.09
Material Contracts	§4.17
Merger Partnership	Preamble
MergerCo	Preamble
MergerCo Series A Preferred Shares	§ 3.01(d)
Mergers	Recitals
MGCL	Recitals
New Entity	§ 2.01(a)
NYSE	§ 4.05(b)
OP Unit	§3.02
OP Unit Merger Consideration	§3.02
Operating Partnership	Preamble
Other Filings	§4.12
Parent	Preamble
Parent Expenses	§ 9.03(e)
Parent Parties	§ 9.03(f)
Partnership Merger	Recitals
Partnership Merger Certificate	§ 2.03(b)
Partnership Merger Effective Time	§ 2.03(b)
Paying Agent	§ 3.03(a)
Permits	§ 4.06(a)

Defined Term	Location of Definition
Plans	§ 4.10(a)
Post-Signing Returns	§ 7.09(a)
Proxy Statement	§ 4.05(b)
Property Restrictions	§ 4.13(a)
Qualifying Income	§ 9.04(a)
REIT	§ 4.15(b)
Representatives	§ 7.07(f)
SDAT	§ 2.03(a)
SEC	§ 4.05(b)
Section 16	§ 7.05(c)
Securities Act	§ 4.05(b)
SOX	§ 4.07(d)
Subsidiary	§ 4.01(b)
Surviving Corporation	§ 2.01(a)
Surviving Partnership	§ 2.01(b)
Tax Protection Agreement	§ 4.15(o)
Tax Returns	§ 4.15(a)
Termination Date	§9.01
Third Party	§ 4.13(e)
Transfer Taxes	§7.08
Voting Company Debt	§ 4.03(a)
Warrant Merger Consideration	§ 3.01(e)

SECTION 1.02 Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any Section of any statute, rule or regulation include any successor to the section;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to a person are also to its successors and permitted assigns; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

THE MERGERS

SECTION 2.01 Mergers.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the MGCL, at the Company Merger Effective Time, MergerCo and the Company shall consummate the Company Merger pursuant to which (i) the Company shall be merged with and into MergerCo and the separate existence of the Company shall thereupon cease and (ii) MergerCo shall be the surviving corporation in the Company Merger (the “Surviving Corporation”). The Company Merger shall have the effects specified in Section 3-114 of the MGCL. Notwithstanding the foregoing, Parent may, (i) so long as the Company does not determine that such action may result in the holders of Company Series A Preferred Shares becoming entitled to vote on the Company Merger, elect at any time prior to the date that is fifteen (15) days after the date hereof to substitute any direct or indirect subsidiary (which may be a corporation, limited liability company, real estate investment trust or other entity) of Parent for MergerCo as a constituent entity in the Company Merger and/or (ii) interpose a newly formed corporation, limited liability company, real estate investment trust or other entity (a “New Entity”) between Parent and MergerCo such that such New Entity is wholly owned directly or indirectly by Parent and such New Entity directly or indirectly owns MergerCo. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

(b) Subject to the terms and conditions of this Agreement, and in accordance with Section 17-211 of the DRULPA, immediately following the Company Merger Effective Time, on the same day thereof and as part of a single overall transaction with the Company Merger and pursuant to an integrated plan, Merger Partnership and the Operating Partnership shall consummate the Partnership Merger pursuant to which (i) Merger Partnership shall be merged with and into the Operating Partnership and the separate existence of Merger Partnership shall thereupon cease and (ii) the Operating Partnership shall be the surviving partnership in the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects specified in Section 17-211(h) of the DRULPA.

SECTION 2.02 Articles of Incorporation and Bylaws; Partnership Agreement.

(a) The charter of MergerCo, as amended, as in effect immediately prior to the Company Merger Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by law (the “Articles of Incorporation”).

(b) The bylaws of MergerCo, as in effect immediately prior to the Company Merger Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, by the charter or by such bylaws (the “Bylaws”).

(c) The limited partnership agreement of the Operating Partnership, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by law. The certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Partnership Merger Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein or by law.

SECTION 2.03 Effective Time.

(a) At the Closing, MergerCo and the Company shall duly execute and file articles of merger in a form that complies with the MGCL (the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) in accordance with the MGCL. The Company Merger shall become effective upon such time as the Articles of Merger have been accepted for record by the SDAT, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the MGCL as the effective time of the Company Merger but not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT (the “Company Merger Effective Time”).

(b) At the Closing, immediately after the Company Merger Effective Time, and on the same day thereof, the Operating Partnership and Merger Partnership shall file a certificate of merger in a form that complies with the DRULPA (the “Partnership Merger Certificate”) with the Secretary of State of the State of Delaware (the “DSOS”), executed in accordance with the applicable provisions of the DRULPA and shall make all other filings or recordings required under the DRULPA to effect the Partnership Merger. The Partnership Merger shall become effective after the Company Merger Effective Time upon such time as the Partnership Merger Certificate has been accepted by the DSOS, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DRULPA as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”).

SECTION 2.04 Closing. The closing of the Mergers (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Hogan & Hartson L.L.P., 555 13th Street, N.W., Washington, D.C., or at such other place as agreed to by the parties hereto.

SECTION 2.05 Directors and Officers of the Surviving Corporation. The directors of MergerCo immediately prior to the Company Merger Effective Time shall be the directors of the Surviving Corporation and the officers of MergerCo immediately prior to the Company Merger Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

SECTION 2.06 Partnership Matters. The general partner of the Surviving Partnership immediately after the Partnership Merger Effective Time shall be the GP. The officers of the Merger Partnership immediately prior to the Partnership Merger Effective Time shall be the initial officers of the Surviving Partnership, each to hold office in accordance with the Operating Partnership Agreement.

SECTION 2.07 Dissolution and Liquidation of the Surviving Corporation. As promptly as practicable following the date hereof, and in any event no later than thirty (30) days prior to the Company Merger Effective Time, the Surviving Corporation shall deliver written notice of its election to liquidate and terminate its existence as of immediately following the Company Merger Effective Time to the holders of the MergerCo Series A Preferred Shares, stating the date and place of payment of the amount distributable to such holders of the MergerCo Series A Preferred Shares in accordance with the terms of the Articles of Incorporation relating to the MergerCo Series A Preferred Shares, which notice will be delivered prior to the payment date stated in the notice (the “Liquidation Payment Date”) in accordance with the terms of the Articles of Incorporation relating to the MergerCo Series A Preferred Shares. On the Liquidation Payment Date, the holders of the MergerCo Series A Preferred Shares will receive distributions from the Surviving Corporation equal to the amounts payable to them upon a liquidation of the Surviving Corporation in accordance with the terms of the Articles of Incorporation relating to the MergerCo Series A Preferred Shares. The Surviving Corporation will undertake dissolution in accordance with the provisions of Subtitle 4 of Title 3 of the MGCL and will file articles of dissolution with the SDAT.

SECTION 2.08 Other Transactions. Parent shall have the option, in its sole discretion and without requiring the further consent of any of the Company, the Operating Partnership, or the Company Board, the GP, shareholders or partners of the Company or the Operating Partnership, upon reasonable notice to the Company, to request that the Company, immediately prior to the Closing, (a) convert or cause the conversion of one or more wholly-owned Company Subsidiaries that are organized as corporations (including, but not limited to, GP) into limited liability companies and one or more Company Subsidiaries that are organized as limited partnerships into limited liability companies, on the basis of organizational documents as reasonably requested by Parent, (b) sell or cause to be sold all of the stock, partnership interests or limited liability company interests owned, directly or indirectly, by the Company in one or more Subsidiaries at a price designated by Parent, and (c) sell or cause to be sold any of the assets of the Company or one or more Subsidiaries at a price designated by Parent; provided, however, that (i) none of the Company or any Subsidiary shall be required to take any action in contravention of any provision of (A) the Company Charter, the Company Bylaws, the Operating Partnership Agreement or the comparable charter or organizational documents of any Subsidiary or (B) any Permit, Material Contract, Franchise Agreement, Management Agreement Document, Ground Lease or Plan, (ii) any such actions or transactions shall be contingent upon all of the conditions set forth in Article VIII having been satisfied (or, with respect to Section 8.02(e), waived) and receipt by the Company of a written notice from Parent to such effect and that the Buyer Parties are prepared to proceed immediately with the Closing and any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b) and (c) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of the Buyer Parties under this Agreement, including payment of the Merger Consideration, and (iv) neither the Company nor any of its Subsidiaries shall be required to take any such action at any time prior to the Effective Time that could adversely affect the classification of the Company as a REIT or could subject the Company to any “prohibited transactions” taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981. Parent shall, upon request by the Company, advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 2.08 (including reasonable fees and expenses of its Representatives). Parent shall indemnify and hold harmless the Company, the Subsidiaries and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or the Operating Partnership shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by this Section 2.08 or required by Parent pursuant to this Section 2.08.

ARTICLE III

EFFECTS OF THE MERGERS

SECTION 3.01 Effects on Shares. As of the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the holder of Company Common Shares or holders of any shares in MergerCo:

(a) Each share of common stock, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Company Merger Effective Time shall remain as one issued and outstanding share of common stock of the Surviving Corporation.

(b) Each Company Common Share that is owned by any Subsidiary or by MergerCo shall, immediately prior to the Company Merger Effective Time, automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) Each Company Common Share issued and outstanding immediately prior to the Company Merger Effective Time (other than shares to be canceled in accordance with Section 3.01(b)) shall automatically be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to $19.50 (the “Company Common Share Merger Consideration”).

(d) Each Company Series A Preferred Share issued and outstanding immediately prior to the Company Merger Effective Time (other than the Company Series A Shares owned by any Subsidiary or by MergerCo, which shall be automatically cancelled and retired and cease to exist) shall automatically be converted into, and shall be cancelled in exchange for, the right to receive one share of 7.8750% Series A Preferred Stock, par value $0.01 per share (the “MergerCo Series A Preferred Shares”), of the Surviving Corporation (the “Company Series A Preferred Share Merger Consideration”). The MergerCo Series A Preferred Shares shall have terms that are materially the same as the terms of the Company Series A Preferred Shares outstanding on the date hereof, except that MergerCo rather than the Company will be the issuer of the shares. At the Company Merger Effective Time, MergerCo’s Articles of Incorporation will be amended or supplemented to include terms that are materially the same as the Company Series A Preferred Shares.

(e) At the Company Merger Effective Time, each warrant to purchase Company Common Shares listed in Section 4.03(b) of the Disclosure Schedule (the “Company Warrants”) not theretofore exercised shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of Company Common Shares subject to such Company Warrant immediately prior to the Company Merger Effective Time, whether or not exercisable, and (ii) the excess, if any, of the Company Common Share Merger Consideration over the exercise price per share of such Company Warrant (the “Warrant Merger Consideration”). If the exercise price per share of any such Company Warrant is equal to or greater than the Company Common Share Merger Consideration, such Company Warrant shall be canceled without any cash payment being made in respect thereof.

(f) The Buyer Parties acknowledge that, to the extent not previously vested, all outstanding restricted share awards (“Company Restricted Shares”) granted pursuant to the Company’s Amended and Restated 2003 Omnibus Stock Incentive Plan, as amended (the “Incentive Plan”), automatically shall become fully vested and free of any forfeiture restrictions immediately prior to the Company Merger Effective Time. Each such Company Restricted Share shall be considered an outstanding Company Common Share for all purposes of this Agreement, including the right to receive the Company Common Share Merger Consideration. The amount of previously accrued and unpaid dividends on the Company Restricted Shares also shall become fully vested immediately prior to the Company Merger Effective Time and shall be paid by the Surviving Corporation immediately following the Company Merger Effective Time.

SECTION 3.02 Effect on Operating Partnership Units.

(a) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest of the Operating Partnership, each unit of limited partner interest in the Operating Partnership issued and outstanding immediately prior to the Partnership Merger Effective Time (“OP Units”) (other than any OP Units or Series A Preferred OP Units held by the Company or any of its Subsidiaries, which OP Units and Series A Preferred OP Units shall remain outstanding and unchanged as units of limited partnership interest in the Surviving Partnership), subject to the terms and conditions set forth herein, shall be converted into, and cancelled in exchange for, the right to receive cash in an amount equal to the Company Common Share Merger Consideration per OP Unit on an as-converted basis (the “OP Unit Merger Consideration”).

(b) The general partner interests of the Operating Partnership shall remain outstanding as general partner interests in the Surviving Partnership, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the partnership agreement of the Surviving Partnership.

(c) Each limited and general partnership interest in Merger Partnership shall automatically be cancelled and cease to exist, the holders thereof shall cease to have any rights with respect thereto and no payment shall be made with respect thereto.

SECTION 3.03 Exchange of Certificates; Paying Agent.

(a) Paying Agent. Prior to the Company Merger Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Exchange and Paying Agent (the “Paying Agent”) for the payment or exchange, as applicable, in accordance with this Article III of the Merger Consideration (collectively, such cash being referred to as the “Exchange Fund”). On or before the Company Merger Effective Time, Parent shall deposit with the Paying Agent the Merger Consideration for the benefit of the holders of Company Common Shares, the Company Series A Preferred Shares, the Company Warrants, and the OP Units. The Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement, the Articles of Merger and the Partnership Merger Certificate. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Corporation.

(b) Share Transfer Books. At the Company Merger Effective Time, the share or unit transfer books of the Company and the Operating Partnership, as applicable, shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares, Company Restricted Shares, the Company Warrants, the Company Series A Preferred Shares or the OP Units. From and after the Company Merger Effective Time, persons who held Company Common Shares, Company Restricted Shares, Company Warrants, Company Series A Preferred Shares, or OP Units immediately prior to the Company Merger Effective Time shall cease to have rights with respect to such shares, warrants or units, except as otherwise provided for herein. On or after the Company Merger Effective Time, any Certificates of the Company or the Operating Partnership, as applicable, presented to the Paying Agent, the Surviving Corporation or the transfer agent for any reason shall be exchanged for the applicable Merger Consideration.

(c) Exchange Procedures for Certificates. (i) Promptly after the Company Merger Effective Time (but in any event within five (5) Business Days), the Surviving Corporation shall cause the Paying Agent to mail to each person who immediately prior to the Company Merger Effective Time held Company Common Shares, Company Warrants or Company Series A Preferred Shares that were exchanged for the right to receive the Company Common Share Merger Consideration, in the case of Company Common Shares, the Warrant Merger Consideration, in the case of Company Warrants, or the Company Series A Preferred Share Merger Consideration, in the case of the Company Series A Preferred Shares, as applicable, pursuant to Section 3.01: (A) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the

Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (B) instructions for use in effecting the surrender of the holder’s Certificates in exchange for the Company Common Share Merger Consideration, the Warrant Merger Consideration, or the Company Series A Preferred Share Merger Consideration, as applicable, to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the Company Common Share Merger Consideration payable in respect of the Company Common Shares, the Warrant Merger Consideration, in the case of Company Warrants or the Company Series A Preferred Share Merger Consideration payable in respect of the Company Series A Preferred Shares, previously represented by such Certificate pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares, Company Warrants or the Company Series A Preferred Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03, each Certificate shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive, upon such surrender, the Company Common Share Merger Consideration, the Warrant Merger Consideration, or the Company Series A Preferred Share Merger, as applicable, as contemplated by this Section 3.03. No interest shall be paid or accrue on the Merger Consideration.

(ii) Promptly after the Partnership Merger Effective Time (but in any event within five (5) Business Days), the Surviving Partnership shall cause the Paying Agent to mail to each person who immediately prior to the Partnership Merger Effective Time held OP Units that were exchanged for the right to receive the OP Unit Merger Consideration pursuant to Section 3.02: (A) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (B) instructions for use in effecting the surrender of the holder’s Certificates in exchange for the OP Unit Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the OP Unit Merger Consideration payable in respect of the OP Units previously represented by such Certificate pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of OP Units that is not registered in the transfer records of the Operating Partnership, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such

Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03, each Certificate shall be deemed at any time after the Partnership Merger Effective Time to represent only the right to receive, upon such surrender, the OP Unit Merger Consideration as contemplated by this Section 3.03. No interest shall be paid or accrue on the OP Unit Merger Consideration.

(d) No Further Ownership Rights in Company Common Shares, Company Series A Preferred Shares, Company Warrants or OP Units. (i) At the Company Merger Effective Time, holders of Company Common Shares and Company Series A Preferred Shares shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Company Common Share Merger Consideration or the Company Series A Preferred Share Merger Consideration, as applicable, provided under this Article III. The Company Common Share Merger Consideration or the Company Series A Preferred Share Merger Consideration paid upon the surrender for exchange of Certificates representing Company Common Shares or Company Series A Preferred Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares and Company Series A Preferred Shares exchanged theretofore and represented by such Certificates. The Warrant Merger Consideration paid with respect to Company Warrants in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Warrants, and on and after the Company Merger Effective Time the holder of a Company Warrant shall have no further rights with respect to any Company Warrant, other than the right to receive the Warrant Merger Consideration as provided in Section 3.01(e).

(ii) At the Partnership Merger Effective Time, holders of OP Units shall cease to be, and shall have no rights as, limited partners of the Operating Partnership other than the right to receive the OP Unit Merger Consideration provided under this Article III. The OP Unit Merger Consideration paid upon the surrender for exchange of Certificates representing OP Units in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the OP Units exchanged theretofore and represented by such Certificates.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed for six (6) months after the Company Merger Effective Time shall be delivered to Parent, and any holders of Company Common Shares, Company Series A Preferred Shares, Company Warrants or OP Units prior to the Company Merger or Partnership Merger, as the case may be, who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the applicable Merger Consideration.

(f) No Liability. None of Parent, MergerCo, Merger Partnership, the Surviving Corporation, the Company, the Operating Partnership or the Paying Agent, or any employee, officer, director, stockholder, partner, agent or Affiliate thereof, shall be liable to any person in respect of the applicable Merger Consideration, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the applicable Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit in form reasonably satisfactory to Parent of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the Surviving Corporation, the Surviving Partnership or the Paying Agent, the posting by such person of a bond in such amount as Parent, the Surviving Corporation, the Surviving Partnership or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect thereof pursuant to this Agreement.

SECTION 3.04 Withholding Rights. Parent, the Surviving Corporation, the Surviving Partnership or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Series A Preferred Shares, Company Warrants or the OP Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares, Company Series A Preferred Shares, Company Warrants or the OP Units in respect of which such deduction and withholding was made.

SECTION 3.05 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE

COMPANY AND THE OPERATING PARTNERSHIP

Except as set forth in the Disclosure Schedule, which Disclosure Schedule shall identify any exception to the representations and warranties contained in this Agreement and in which case any item disclosed on any Section therein shall be deemed to be disclosed with respect to all Sections under which such item may be relevant whether or not a specific cross reference appears if the disclosure in respect of the one Section is reasonably sufficient to inform the reader of the information required to be disclosed in respect of such other Section, the Company, the GP and the Operating Partnership hereby jointly and severally represent and warrant to the Buyer Parties as follows:

SECTION 4.01 Organization and Qualification; Subsidiaries; Authority.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(b) Each of the Company’s subsidiaries, including the GP and the Operating Partnership (the “Subsidiaries”), together with the jurisdiction of organization of each such subsidiary, the percentage of the outstanding equity of each such subsidiary owned by the Company and each other subsidiary of the Company, is set forth on Section 4.01(b) of the Disclosure Schedule. Except as set forth in Section 4.01(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any shares of stock of, or other equity interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Each Subsidiary is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as set forth on Section 4.01(b) of the Disclosure Schedule), except where the failure to be so validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, operate, lease and encumber its properties and to carry on its business as now conducted. Each of the Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.02 Organizational Documents. The Company has previously provided or made available true and complete copies of the Company Charter and the Company Bylaws, the Operating Partnership Agreement and the certificate of limited partnership of the Operating Partnership (and, in each case, all amendments thereto) and all such documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Company or the Operating Partnership have been commenced.

SECTION 4.03 Capitalization.

(a) The authorized shares of stock of the Company consist of 500,000,000 Company Common Shares, of which, as of the date hereof, 61,449,744 (including 1,498,362 unvested Company Restricted Shares) were issued and outstanding, and 100,000,000 shares of preferred stock, par value $0.01 per share, of the Company, of which 3,200,000 shares have been designated as “7.8750% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Company Series A Preferred Shares”)” and were issued and outstanding. As of the date hereof, 529,850 Company Common Shares have been reserved for issuance upon redemption of outstanding OP Units (other than any OP Units or Series A Preferred OP Units held by the Company or any of its Subsidiaries) and 138,084 Company Common Shares have been reserved for issuance upon exercise of outstanding Company Warrants, subject to adjustment on the terms set forth in such Company Warrants. As of the date of this Agreement, the Company had no Company Common Shares or Company Series A Preferred Shares reserved for issuance or required to be reserved for issuance other than as described above. All such issued and outstanding shares of the Company are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provisions of the MGCL, the Company Charter or the Company Bylaws. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Shares, Company Series A Preferred Shares, OP Units or Series A Preferred OP Units (“Voting Company Debt”). As of the date hereof, there are 61,979,594 OP Units and 3,200,000 Series A Preferred OP Units issued and outstanding.

(b) Except for the Company Warrants, the OP Units or as set forth in Section 4.03(b) of the Disclosure Schedule, there are no existing options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to issue, transfer or sell any Company Common Shares, Voting Company Debt or Company Series A Preferred Shares, or any investment that is convertible into or exercisable or exchangeable for any such shares. Section 4.03(b) of the Disclosure Schedule sets forth a true, complete and correct list of the Company Warrants, including the name of the Person to whom such Company Warrants have been granted, the number of shares subject to each Company Warrant, and the per share exercise price or purchase price for each Company Warrant. There are no existing options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights or other rights, agreements or commitments (contingent or otherwise) that obligate the Operating Partnership to issue, transfer or sell any OP Units or Series A Preferred OP Units, or any investment that is convertible into or exercisable or exchangeable for any such shares.

(c) Section 4.03(c) of the Disclosure Schedule sets forth a true, complete and correct list of the unvested Company Restricted Shares as of the date of this Agreement, including the name of the Person to whom such Company Restricted Shares have been granted for each such award.

(d) Except as set forth in the Company Charter, the Company Bylaws or Section 4.03(d) of the Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any Company Common Shares or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares.

(e) Except as set forth in the Section 4.03(e) of the Disclosure Schedule, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

(f) The Company is the sole stockholder of the GP, and, as of the date hereof, owns, directly or through the GP, 61,449,744 OP Units and 3,200,000 Series A Preferred OP Units. There are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Operating Partnership to issue, repurchase, redeem, transfer or sell any partnership interests of the Operating Partnership. The OP Units are subject only to the restrictions on transfer set forth in the Operating Partnership Agreement and those imposed by applicable securities laws.

SECTION 4.04 Authority Relative to this Agreement, Takeover Laws, Validity and Effect of Agreements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) the affirmative approval of the Company Merger by at least a majority of all the votes entitled to be cast on the matter by the holders of all outstanding Company Common Shares (the “Company Stockholder Approval”) and (ii) the filing and recordation of appropriate merger documents as required by the MGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent, MergerCo and Merger Partnership, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Operating Partnership has all necessary partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Operating Partnership of this Agreement and the consummation by the Operating Partnership of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action on behalf of the Operating Partnership, the GP has approved this Agreement and the Partnership Merger, and no other partnership proceedings or vote on the part of the Operating Partnership or its partners are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the filing and recordation of appropriate merger documents as required by the DRULPA. This Agreement has been duly and validly executed and delivered by the GP on behalf of the Operating Partnership and, assuming the due authorization, execution and delivery by each of Parent, MergerCo and Merger Partnership, constitutes a legal, valid and binding obligation of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(c) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) adopting this Agreement, the Company Merger, the Partnership Merger and the other transactions contemplated hereby, (ii) determining that the terms of the Company Merger, the Partnership Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders and (iii) recommending that the Company’s shareholders approve this Agreement and the Company Merger.

(d) Each of the Company and the GP, as applicable, has taken all action required to be taken by it in order to exempt this Agreement, the Company Merger and the Partnership Merger, and this Agreement, the Company Merger and the Partnership Merger are exempt, from the requirements of any “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other takeover Laws of the MGCL or the DRULPA.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.05(a) of the Disclosure Schedule, subject to the receipt of the Company Stockholder Approval, the execution and delivery by the Company and the Operating Partnership of this Agreement do not, and the performance of their respective obligations hereunder and thereunder will not, (i) conflict with or violate (1) the Company Charter or the Company Bylaws, (2) the Operating Partnership Agreement or the certificate of limited partnership of the Operating Partnership or (3) the certificate or articles of incorporation or bylaws or equivalent organizational documents of any Subsidiary, as amended or supplemented, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 4.05 have been obtained and all filings and obligations described in subsection (b) of this Section 4.05 have been made, conflict with or violate any Law applicable to the Company, the Operating Partnership or any Subsidiary, or by which any property or asset of the Company, the Operating Partnership or any Subsidiary is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of the Company, the Operating Partnership or any Subsidiary pursuant to, any of the terms, conditions or provisions of any Permit, Material Contract, Franchise Agreement, Management Agreement Document, Ground Lease or Plan to which the Company or any Subsidiary is a party or by which it or any of its respective properties or assets may be bound, except, with respect to clauses (ii) and (iii), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Mergers and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery by the Company and the Operating Partnership of this Agreement does not, and the performance of their respective obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”), (B) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Merger to be sent to the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and other written communications that may be deemed “soliciting materials” under Rule 14a-12, (C) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), (D) the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT, and (E) the filing of the Partnership Merger Certificate with, and the acceptance for record thereof by, the DSOS, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Mergers and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06 Permits; Compliance with Laws.

(a) Except as set forth in Section 4.06 of the Disclosure Schedule, each of the Company, the Operating Partnership and the other Subsidiaries is in possession of all franchises, grants, authorizations, licenses (including liquor licenses to the extent not held by a manager or the manager’s designee), permits, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Permits”), and all such Permits are valid and in full force and effect, except where the failure to obtain and maintain the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) None of the Company, the Operating Partnership, nor any Subsidiary is in conflict with, or in default, breach or violation of, (i) any Laws applicable to the Company, the Operating Partnership, or any Subsidiary or by which any property or asset of the Company, the Operating Partnership, or any Subsidiary is bound or (ii) any Permit, except for any such conflicts, defaults, breaches or violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.07 SEC Filings; Financial Statements; No Unknown Liabilities.

(a) The Company has filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC since January 1, 2004 (the “Company SEC Reports”). The Company SEC Reports, each as amended prior to the date hereof, (i) have been prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except where the failure to comply with such requirements would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (ii) did not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments).

(c) Except (i) as set forth in Section 4.07(c) of the Disclosure Schedule, (ii) to the extent disclosed in the Company SEC Reports filed prior to the date of this Agreement and (iii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2006, none of the Company or its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent, unknown or otherwise), whether or not required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except for any such liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports, and, to the knowledge of the Company, the statements contained in such certifications are true and correct. For purposes of the preceding sentence hereof, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to trustees, directors or executive officers within the meaning of Section 402 of SOX.

(e) Except as set forth in Section 4.07(e) of the Disclosure Schedule, the Company has not received any oral or written notification of a (i) “reportable condition” or (ii) “material weakness” in the Company’s internal controls, and, to the knowledge of the Company, there is no set of circumstances that would reasonably be expected to result in a “reportable condition” or “material weakness” in the internal controls of the Company. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

(f) None of the Company or any Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary in the Company SEC Reports.

(g) The books of account and other financial records of the Company and the Subsidiaries are true, complete and correct in all material respects and have been maintained in accordance with good business practices. The Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, members, partners, the boards of directors or trustees and each committee thereof of the Company and each Subsidiary held since January 1, 2005.

(h) The Company is in material compliance with the applicable provisions of SOX, the rules and regulations of the SEC adopted in connection therewith, and the applicable listing standards and corporate governance rules of the NYSE. The Company has made available to Parent correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any Subsidiary, on the other hand, occurring since December 31, 2005 and prior to the date hereof and will, promptly following the receipt thereof, make available to the Parent any such material correspondence sent or received after the date hereof. To the knowledge of the Company, none of the Company SEC Reports filed prior to the date hereof is the subject of ongoing SEC review or outstanding SEC comment.

SECTION 4.08 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports or as set forth in Section 4.08 of the Disclosure Schedule, since December 31, 2006 through the date hereof, (a) each of the Company, the Operating Partnership and the other Subsidiaries has conducted its business in the ordinary course consistent with past practice and have not taken any of the actions listed in clauses (c), (d), (f), (h), (i) or (o) of Section 6.01 and (b) there has not been an event, occurrence, effect or circumstance that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Company Material Adverse Effect.

SECTION 4.09 Absence of Litigation. Except (i) as listed in Section 4.09 of the Disclosure Schedule, (ii) as set forth in the Company SEC Reports filed prior to the date of this Agreement, or (iii) for suits, claims, Actions, proceedings or investigations arising from the ordinary course of operations of the Company and its Subsidiaries involving (A) collection matters or (B) routine, ordinary course personal injury or other routine, ordinary course tort litigation, in each case consistent with similar claims over the past 24 months, which are covered by insurance (subject to customary deductibles) or for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (x) prevent or materially delay consummation of the Mergers and the other transactions contemplated by this Agreement or (y) reasonably be expected to have a Company Material Adverse Effect. None of the Company and its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all stock option, stock purchase, restricted stock plans and all material bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any ERISA Affiliate (collectively, the “Plans”). The Company has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the Plans, (ii) the annual report (Form 5500) filed with the Internal Revenue Service (“IRS”) for the last three plan years, (iii) the most recently received IRS determination letter, if any, relating to a Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan, (v) the most recent summary plan description for such Plan (or other descriptions of such Plan provided to employees) and all modifications thereto, and (vi) all material correspondence with the Department of Labor or the IRS.

(b) Each Plan has been operated in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1 and Proposed Regulation Sections 1.409A-1 through 1.409A-6 inclusive. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No administrative investigation, audit or other administrative proceeding by any Governmental Authority with respect to a Plan is pending, in progress, or to the knowledge of the Company, threatened, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and to the knowledge of the Company no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. With respect to each Plan, (i) there has been no “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, within the last five (5) years which has or is reasonably likely to result in material liability to the Company or any of its Subsidiaries; and (ii) neither the Company, any of its Subsidiaries, nor any individual serving as a fiduciary of a Plan has breached the fiduciary rules of ERISA which would subject the Company or any of its Subsidiaries to any Tax or penalty imposed under Section 4975 of the Code or Section 502(i), (j), or (l) of ERISA, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth on Section 4.10(d) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate sponsors, has sponsored, contributes or been required to contribute to any plan that is subject to the provisions of Title IV of ERISA or Section 302 or Section 412 of the Code, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, a voluntary employee beneficiary association or is a multiemployer plan within the meaning of Section 3(37) of ERISA. Except as set forth in Section 4.10(d) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate sponsors or has sponsored any Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any ERISA Affiliate, except as required by Section 4980B of the Code or continuation coverage rights under state law.

(e) Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date.

(f) Except as set forth in Section 4.10(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Company Merger and the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any ERISA Affiliate.

(g) For purposes of this Section 4.10, an entity is an “ERISA Affiliate” of the Company if it would be considered a single employer with the Company under 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(C) of ERISA.

SECTION 4.11 Labor Matters. Except as set forth in Section 4.11 of the Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary; (ii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances or unfair labor practice charges outstanding against the Company or any Subsidiary under such agreement or contract; and (iii) there is no labor organization activity (including elections or other proceedings) strike, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened, by or with respect to any employees of the Company or any Subsidiary.

SECTION 4.12 Information Supplied. The information supplied by the Company relating to the Company and its Subsidiaries to be contained in the Proxy Statement or any other document to be filed with the SEC in connection herewith (the “Other Filings”) will not, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made (or omitted to be made) by the Company, the Operating Partnership or any other Subsidiary with respect to statements made or incorporated by reference therein to the extent based on information supplied by Parent, MergerCo or Merger Partnership in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All documents that the Company is responsible for filing with the SEC in connection with the Company Merger, or the other transactions contemplated by this Agreement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 4.13 Property and Leases.

(a) Section 4.13(a) of the Disclosure Schedule sets forth a correct and complete list and address of all real property interests owned or held by the Company and the Subsidiaries, including fee interests and ground leasehold interests (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”). Each of the Company Properties is owned or leased by the Operating Partnership or other Subsidiaries as indicated in Section 4.13(a) of the Disclosure Schedule. Except as otherwise disclosed in Section 4.13(a) of the Disclosure Schedule, each of the Company Properties is 100% owned by the Operating Partnership or such other Subsidiary indicated, or if leased, is leased solely by such entity. The Operating Partnership or other Subsidiaries of the Company own or, if so indicated in Section 4.13(a) of the Disclosure Schedule, lease each of the Company Properties, in each case, free and clear of any Liens, title defects, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for Permitted Liens and any other limitations of any kind, if any, that would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth on Section 4.13(b) of the Disclosure Schedule, the Company has not received written notice (i) that any certificate, permit, license, approval or other entitlement from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect, except for such failures to have in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or of any pending threat of modification or cancellation of any of same, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (ii) of any uncured violation of any Laws affecting any of the Company Properties or operations which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.13(c) of the Disclosure Schedule lists each ground lease or other agreement pursuant to which the Operating Partnership or any other Subsidiary is a lessee and identifies the Company Property that is subject to such ground lease, the date of such agreement and each material amendment relating thereto (collectively, “Ground Leases”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Ground Lease is valid, binding and in full force and effect, enforceable against the Operating Partnership or the applicable Subsidiary party thereto and, to the knowledge of the Company, the other parties thereto. None of the Company, the Operating Partnership or any other Subsidiary has received a written notice that it is in default under any Ground Lease which remains uncured.

(d) Except as provided for in Section 4.13(d) of the Disclosure Schedule, none of the Company nor any of the Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending or, to the Company’s knowledge, threatened with respect to any of the Company Properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Except as set forth in Section 4.13(e) of the Disclosure Schedule, (i) there are no unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any material portion thereof that is owned by the Operating Partnership or its Subsidiaries or any other unexpired rights in favor of any party other than the Company or any Subsidiary (a “Third Party”) to purchase, ground lease or otherwise acquire or grant management rights over a Company Property or any material portion thereof that is owned by the Operating Partnership or its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has entered into any contract for sale, ground lease or management rights, or letter of intent to sell, or ground lease or management rights with respect to any Company Property or any material portion thereof that is owned by the Operating Partnership or its Subsidiaries.

(f) Section 4.13(f) of the Disclosure Schedule lists each management agreement pursuant to which any Third Party manages or operates any Company Property or material portion thereof on behalf of the Operating Partnership or any of its Subsidiaries, and identifies the Company Property that is subject to such management agreement, the Operating Partnership or its applicable Subsidiary that is a party to such agreement, the date of such management agreement and each material amendment relating thereto (collectively, the “Management Agreement Documents”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Management Agreement Documents is valid, binding and enforceable in accordance with its terms against, and is in full force and effect with respect to, the Operating Partnership or its applicable Subsidiary and, to the knowledge of the Company, the other parties thereto.

(g) Section 4.13(g) of the Disclosure Schedule lists each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any Company Property and identifies the Company Property that is subject to such agreement, the Operating Partnership or its Subsidiary that is a party to such agreement, the date of such agreement and each material amendment, guaranty or other material agreement binding on the Company or its applicable Subsidiary and relating thereto (collectively, “Franchise Agreements”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Franchise Agreement is valid, binding and enforceable in accordance with its terms against, and is in full force and effect with respect to, the Operating Partnership or its applicable Subsidiary, and, to the knowledge of the Company, the other parties thereto.

(h) Section 4.13(h) of the Disclosure Schedule lists each of the Company Leases. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Lease is valid, binding and in full force and effect, enforceable against the Operating Partnership or the applicable Subsidiary party thereto and, to the knowledge of the Company, the other parties thereto. None of the Company, the Operating Partnership or any other Subsidiary has received written notice that it is in default under any Company Lease which remains uncured.

SECTION 4.14 Intellectual Property. Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, (a) to the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any Third Party and (b) with respect to Intellectual Property owned by or licensed to the Company or any Subsidiary that is material to the conduct of the business of the Company and the Subsidiaries, taken as a whole, as currently conducted (“Company Intellectual Property”), the Company or such Subsidiary owns, validly licenses or otherwise has the valid right to use such Company Intellectual Property in the continued operation of its business as currently conducted.

SECTION 4.15 Taxes. Except as set forth in Section 4.15 of the Disclosure Schedule:

(a) Each of the Company and the Tax Subsidiaries (i) has timely filed (or had filed on their behalf) all Tax Returns, as defined below, required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (ii) has paid (or had paid on their behalf) all material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it, and such Tax Returns are true, correct and complete in all material respects. The most recent financial statements contained in the Company SEC Reports filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and the Tax Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and material Taxes payable by the Company and the Tax Subsidiaries through the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of the Company and the Tax Subsidiaries in filing their Tax Returns. True, correct and complete copies of all federal Tax Returns for the Company and the Tax Subsidiaries with respect to the taxable years ending on or after December 17, 2003, the year of the Company’s inception, have been delivered or made available to representatives of Parent. Neither the Company nor any of the Tax Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any material Tax matter is currently in force with respect to the Company or any of its Tax Subsidiaries (other than powers of attorney or letters of authorization with respect to property tax matters). As used here, (i) the term “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes (including any related or supporting information, schedule or amendment thereto) and (ii) the term “Tax Subsidiary” or “Tax Subsidiaries” means (x) any Subsidiary, (y) any entity in which the Company owns, directly or indirectly, an equity interest (as determined for U.S. federal income tax purposes) of at least 10% determined by either voting power or value, whichever is greater, or (z) any entity of which the Company or any other subsidiary of the Company is a general partner or managing member.

(b) The Company, (i) for all taxable years commencing with the Company’s taxable year ending December 31, 2003 through December 31, 2006, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has been organized and has operated since December 31, 2006 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company (or portion thereof) that includes and ends with the Company Merger Effective Time (without taking into account, or giving effect to, any transaction effected pursuant to Section 2.08 hereof), and (iv) has not taken or omitted to take any action which would reasonably be expected to result in a disqualification of its status as a REIT. No challenge to the Company’s status as a REIT is pending or has been threatened in writing.

(c) As of the date of this Agreement, the Company does not have any earnings and profits attributable to a non-REIT year of the Company or any other corporation within the meaning of Section 857(a) of the Code.

(d) Each Tax Subsidiary that is a partnership, joint venture, or limited liability company (i) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein owned any assets (including, without limitation, securities) that have caused the Company to violate Section 856(c)(4) of the Code or would cause the Company to violate Section 856(c)(4) of the Code on the last day of any calendar quarter after the date hereof. No Tax Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code. Since the Company’s formation, neither the Company nor any Subsidiary has recognized taxable gain or loss from the disposition of any property that was reported as a “like kind exchange” under Section 1031 of the Code, except to the extent of any gain that was required to be recognized under Section 1031(b) of the Code and that was timely reported on the Tax Returns of the Company.

(e) Neither the Company nor any Tax Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code. Neither the Company nor any Tax Subsidiary holds any asset the disposition of which would subject the Company to taxation under Section 337(d) of the Code, the Treasury Regulations thereunder (or any comparable provisions of state or local law).

(f) Since its formation, the Company has not incurred any liability for material excise taxes under Sections 857(b), 860(c) or 4981 of the Code which have not been previously paid. To the knowledge of the Company, neither the Company nor any Tax Subsidiary (other than a “taxable REIT subsidiary” or any subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. To the knowledge of the Company, neither the Company nor any Tax Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on the Company or any Tax Subsidiary.

(g) All material deficiencies asserted or material assessments made with respect to the Company or any Tax Subsidiary as a result of any material examinations by the IRS or any other taxing authority of the material Tax Returns of or covering or including the Company or any Tax Subsidiary have been fully paid, and, to the knowledge of the Company, (i) there are no other federal audits, federal examinations or other federal proceedings relating to any material Taxes of the Company or any Tax Subsidiary by any federal taxing authority in progress, and (ii) no other state or local material audits, state or local material examinations or other state or local material proceedings relating to any material Taxes of the Company or any Tax Subsidiary by any state or local taxing authority in progress. Neither the Company nor any Tax Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to Taxes or make any assessment for Taxes. Neither the Company nor any Tax Subsidiary is a party to any material litigation or pending material litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property tax valuations or litigation set forth in the SEC Reports).

(h) The Company and the Tax Subsidiaries have complied, in all materials respects, with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i) To the knowledge of the Company, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Tax Subsidiary does not file Tax Returns that the Company or any such Tax Subsidiary is or may be subject to taxation by that jurisdiction.

(j) Neither the Company nor any Tax Subsidiary is a party to any Tax sharing or similar allocation or similar agreement or arrangement (a “Tax Sharing Agreement”) and, after the Closing Date, none of the Company or any Tax Subsidiary will be bound by any Tax Sharing Agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Neither the Company nor any Tax Subsidiary has (i) requested a private letter ruling from the IRS or comparable rulings from other taxing authorities or (ii) entered into any “closing agreement” as described in Section 7121 of the Code (or any material agreement under any corresponding or similar provision of state or local Tax Law).

(l) Neither the Company nor any Tax Subsidiary has any liability for the Taxes of another person other than the Company and the Tax Subsidiaries under Treasury regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(m) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Tax Subsidiary.

(n) Neither the Company nor any Tax Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulation Sections 1.6011-4(b)(2) or 301,6111-2(b)(2).

(o) Neither the Company nor any Tax Subsidiary is a party to nor has any liability under (including any liability with respect to any predecessor entity) any Tax Protection Agreement. As used herein, “Tax Protection Agreement” shall mean any written or oral agreement to which the Company or any Subsidiary is a party pursuant to which: (a) any liability to holders of OP Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and (b) in connection with the deferral of income Taxes of a holder of OP Units, the Company or the Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) only dispose of assets in a particular manner, and/or (v) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code or use (or refrain from using) a particular method for allocating one or more liability of the Company or any Subsidiary under Section 752 of the Code.

(p) To the knowledge of the Company, as of the date hereof, the Company is a “domestically-controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code.

SECTION 4.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) to the knowledge of the Company, the Company and the Subsidiaries (i) are in compliance with all Environmental Laws, (ii) hold all permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate their assets as currently owned and operated (“Environmental Permits”) and (iii) are in compliance with their respective Environmental Permits;

(b) neither the Company nor any Subsidiary has Released, and to the knowledge of the Company, no other person has Released, Hazardous Substances on any real property owned, leased or operated by the Company or the Subsidiaries;

(c) neither the Company nor any Subsidiary has received any written notice alleging that the Company or any Subsidiary may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other Environmental Law; and

(d) neither the Company nor any Subsidiary (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending, or to the knowledge of the Company, threatened in writing with respect thereto or (ii) is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

The Company has provided or made available to the Parent all material environmental assessments, studies, audits, investigations or other analyses addressed to the Company or its Subsidiaries relating to the Company Properties.

Notwithstanding any other provision of this Agreement, this Section 4.16 sets forth the Company’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.

SECTION 4.17 Material Contracts. Section 4.17 of the Disclosure Schedule lists each of the following written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any Subsidiary is a party affecting the obligations of any party thereunder) to which the Company or any Subsidiary is a party or by which any of their respective properties or assets are bound (each such contract and agreement, being a “Material Contract”). Notwithstanding anything below, “Material Contract” shall not include any contract that (1) will be fully performed or satisfied as of or prior to Closing or (2) is a Management Agreement Document, Franchise Agreement or Ground Lease.

(a) all agreements that call for aggregate payments by the Company or any Subsidiaries under such contract of more than $5,000,000 over the remaining term of such contract;

(b) any agreement that contains any non-compete or exclusivity provisions with respect to any line of business in which the Company or any Subsidiary is currently engaged or geographic area with respect to the Company or any Subsidiary, or that purports to restrict in any material respect the right of the Company or any Subsidiary to conduct any line of business in which the Company or any Subsidiary is currently engaged or to compete with any Person or operate in any geographic area or location in which the Company or any Subsidiary may conduct business;

(c) any material partnership, limited liability company agreement, joint venture or other similar agreement entered into with any Third Party;

(d) any agreements for the pending sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, any real property including any Company Property or any asset that if purchased by the Company or any Subsidiary would be a Company Property;

(e) any contract or agreement pursuant to which the Company or any Subsidiary agrees to indemnify or hold harmless any director or executive officer of the Company or any Subsidiary (other than the organizational documents for the Company or the Subsidiaries);

(f) any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other indebtedness of, for the benefit of, or payable to the Company or any Subsidiary or any guaranty thereof in excess of $1,000,000;

(g) any agreement concerning an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement to which the Company or any Subsidiary is a party;

(h) any employment agreements, severance, change in control or termination agreements with officers of the Company or any Subsidiary; or

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act).

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or any Subsidiary has received any claim of default under any such agreement, and (iii) no event has occurred which would result in a breach or violation by the Company or any Subsidiary of, or a default on the part of the Company or any Subsidiary under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms against, and is in full force and effect with respect to, the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto. As of the date hereof, the aggregate principal amount of long term debt (including any lines of credit or revolving credit facilities) outstanding for the Company and its Subsidiaries, together, is not more than $689,000,000.

SECTION 4.18 Brokers. No broker, finder or investment banker or other Person (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bear, Stearns & Co., Inc., collectively, the “Company Financial Advisors”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary. The Company has furnished to Parent a true and complete copy of all agreements between the Company or any Subsidiary (or on behalf of the Company or any Subsidiary) and each of the Company Financial Advisors relating to the transactions contemplated by this Agreement.

SECTION 4.19 Opinion of Financial Advisor. The Company has received an opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date hereof, the Company Common Share Merger Consideration to be received by the holders of the Company Common Shares pursuant to the Company Merger is fair from a financial point of view to the holders of such shares, other than Parent or its Affiliates.

SECTION 4.20 Insurance. Section 4.20 of the Disclosure Schedule sets forth a list that is correct and complete in all material respects of the insurance policies, other than the Company Title Insurance Policies, held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 4.20 of the Disclosure Schedule that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.21 Interested Party Transactions. Except as set forth in Section 4.21 of the Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof, there are no Material Contracts, agreements or loans between the Company or any Subsidiary, on the one hand, and (a) any officer or director of the Company, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (c) any affiliate of any such officer, director or record or beneficial owner, on the other hand.

SECTION 4.22 Investment Company Act of 1940. None of the Company or any Subsidiary is, or at the Company Merger Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT,

MERGER PARTNERSHIP AND MERGERCO

Parent, MergerCo and Merger Partnership hereby jointly and severally represent and warrant to the Company and the Operating Partnership as follows:

SECTION 5.01 Corporate Organization.

(a) Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The certificate of formation and limited liability company agreement of Parent are in effect and no dissolution, revocation or forfeiture proceedings regarding Parent as applicable, have been commenced. Parent is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary. Parent has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

(b) MergerCo is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. The articles of incorporation and bylaws of MergerCo are in effect and no dissolution, revocation or forfeiture proceedings regarding MergerCo have been commenced. MergerCo is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not individually, or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. MergerCo has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. All the issued and outstanding shares of capital stock of MergerCo are owned of record and beneficially by Parent.

(c) Merger Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The certificate of limited partnership and the partnership agreement of Merger Partnership are in effect and no dissolution, revocation or forfeiture proceedings regarding Merger Partnership as applicable, have been commenced. Merger Partnership is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not individually, or in the aggregate reasonably be agreed to have a Parent Material Adverse Effect. Merger Partnership has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Merger Partnership has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

SECTION 5.02 Ownership of MergerCo and Merger Partnership; No Prior Activities. MergerCo is a wholly owned subsidiary of Parent. Merger Partnership’s sole general partner is MergerCo and Merger Partnership’s sole limited partner is Parent. Each of MergerCo and Merger Partnership was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and neither MergerCo nor Merger Partnership has conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby.

SECTION 5.03 Authority Relative to this Agreement.

(a) Each of Parent, MergerCo and Merger Partnership has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. No other proceedings on the part of Parent, MergerCo, Merger Partnership, or any of their respective subsidiaries, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent, MergerCo and Merger Partnership, assuming due authorization, execution and delivery hereof by each of the Company and the Operating Partnership, each constitutes a legal, valid and binding obligation of each of Parent, MergerCo and Merger Partnership enforceable against each of Parent, MergerCo and Merger Partnership, in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) Parent has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Company Merger (to the extent that it is a party thereto), and taken all corporate actions required to be taken by Parent for the consummation of the Company Merger (to the extent that it is a party thereto).

(c) Parent, as the sole stockholder of MergerCo, has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Company Merger (to the extent that it is a party thereto), and Parent and MergerCo taken all corporate or similar actions required to be taken for the consummation of the Company Merger (to the extent that it is a party thereto).

(d) The sole general partner of Merger Partnership has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Partnership Merger (to the extent that it is a party thereto), and taken all corporate or similar actions required to be taken by the sole general partner of Merger Partnership for the consummation of the Partnership Merger (to the extent that it is a party thereto).

(e) This Agreement has been duly and validly executed and delivered by each of Parent, MergerCo and Merger Partnership and, assuming the due authorization, execution and delivery by each of the Company and the Operating Partnership, constitutes a legal, valid and binding obligation of each of Parent, MergerCo and Merger Partnership, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

SECTION 5.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent, MergerCo and Merger Partnership do not, and the performance of Parent, MergerCo and Merger Partnership’s obligations hereunder will not, (i) conflict with or violate the limited liability company agreement or certificate of formation of Parent, the articles of incorporation or bylaws of MergerCo, or the partnership agreement or the certificate of limited partnership of Merger Partnership, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to Parent, MergerCo or Merger Partnership, or by which any of its properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent, Merger Partnership or MergerCo do not, and the performance of Parent, MergerCo or Merger Partnership’s obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, and (B) the filing with the SEC of the Proxy Statement, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Company Merger, or otherwise prevent Parent, Merger Partnership and MergerCo from performing their respective obligations under this Agreement.

SECTION 5.05 Information Supplied. None of the information supplied by Parent, MergerCo or Merger Partnership or any affiliate of Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Parent, Merger Partnership or Merger Sub will comply as to form in all material respects with the requirements of the Exchange Act.

SECTION 5.06 Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Mergers and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Parent Material Adverse Effect. None of Parent and its subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 5.07 Available Funds; Guaranty.

(a) At the Closing, Parent will have sufficient funds to (i) pay the aggregate Merger Consideration payable hereunder and (ii) pay any and all fees and expenses in connection with the Mergers or the financing thereof.

(b) Parent has provided to the Company a true, complete and correct copy of (i) an executed commitment letter from the Affiliate of Parent signatory to such letter to provide Parent with equity financing in an aggregate amount of up to $340,000,000 (the “Equity Funding Letter”), and (ii) an executed commitment letter (the “Debt Commitment Letter” and together with the Equity Funding Letter, the “Financing Commitments”) from Wachovia Bank, National Association (the “Lender”) pursuant to which, and subject to the terms and conditions thereof, the Lender has committed to provide Parent with financing in an aggregate amount of $1,586,000,000 related to the Mergers, and the other transaction documents related thereto (the “Debt Financing”, and together with the financing referred to in (i) being collectively referred to as the “Financing”). The Financing Commitments are legal, valid and binding obligations of Parent and, to the knowledge of Parent, each of the other parties thereto. None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and as of the date hereof the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the date hereof, the Financing Commitments are in full force and effect. Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, and to the knowledge of Parent, any other parties under the Financing Commitments. As of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Parent on the Closing Date. Parent will provide to the Company any amendments to the Financing Commitments, or any notices given in connection therewith, as promptly as possible (but in any event within twenty-four (24) hours).

(c) Concurrently with the execution of this Agreement, Parent and Merger Partnership have delivered to the Company a guaranty (the “Guaranty”) executed by the Affiliate of Parent signatory to the Guaranty (the “Guarantor”) in the form attached as Exhibit D to this Agreement.

SECTION 5.08 No Ownership of Company Capital Stock. Neither Parent nor any of its subsidiaries, including MergerCo and Merger Partnership, own any Company Common Shares or other securities of the Company or any of its Subsidiaries.

SECTION 5.09 Other Agreements or Understandings. Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, MergerCo and Merger Partnership, or any affiliate of Parent, on the one hand, and any member of the management of the Company or any person that owns 5% or more of the Company Common Shares, on the other hand.

SECTION 5.10 Brokers. No broker, finder or investment banker, other than Wachovia Securities and Citi, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, MergerCo, Merger Partnership or any of their Subsidiaries.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGERS

SECTION 6.01 Conduct of Business by Company Pending the Mergers. The Company agrees that, between the date of this Agreement and the Company Merger Effective Time, except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule and except with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, the businesses of the Company and the Subsidiaries shall be conducted in, and the Company and the Subsidiaries shall not take any action, except in the ordinary course of business consistent with past practice; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with lessees and other persons with which the Company or any Subsidiary has significant business relations. Except as required, permitted or otherwise contemplated by this Agreement or as set forth on Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend or otherwise change in any material respect any provision of the Company Charter, Company Bylaws, Operating Partnership Agreement, certificate of limited partnership of the Operating Partnership, or any other Subsidiary’s charter or organizational documents;

(b)(i) authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of capital stock of the Company or any Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any Subsidiary, other than the (A) issuance of Company Common Shares upon exercise of Company Warrants or issuance of Company Common Shares upon redemption of OP Units, and (B) award of Company Restricted Shares granted in the ordinary course of business consistent with past practice; (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Warrants, the vesting of Company Restricted Shares or upon redemption of OP Units; (iii) reclassify, combine, split, or subdivide any capital stock of the Company or any Subsidiary; or (iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Subsidiary, except for (A) dividends by any direct or indirect wholly owned Subsidiary payable only to the Company or any other Subsidiary, (B) dividends on Company Common Shares that are declared and paid in cash prior to the Company Merger Effective Time solely to the extent required by Law for the Company to maintain its REIT status or to avoid the imposition of corporate level Tax or excise Tax under Section 4981 of the Code (determined without regard to the effects of the Company Merger), (C) corresponding (with clause (iv)(B)) distributions on OP

Units declared and paid in cash prior to the Partnership Merger Effective Time to the holders of OP Units solely to the extent required by Law for the Company to maintain its REIT status or to avoid the imposition of corporate level Tax or excise Tax under Section 4981 of the Code (determined without regard to the effects of the Company Merger), (D) dividends on the Company Series A Preferred Shares declared and paid in cash prior to the Company Merger Effective Time to the extent required by and in accordance with the terms thereof and (E) corresponding (with clause (iv)(D)) distributions on Series A Preferred OP Units declared and paid in cash prior to the Partnership Merger Effective Time to the holders of Series A Preferred OP Units to the extent required by and in accordance with the terms thereof;

(c) except in accordance with the 2007 Budget, and except with respect to the contracts and agreements listed in Section 6.01(c) of the Disclosure Schedule, acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any property exceeding $5,000,000 in the aggregate, or, subject to Parent’s consent in its sole discretion, acquire, or enter into any option, commitment or agreement to acquire, any real property or commence any development activity on any Company Property;

(d) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Subsidiary) for borrowed money, except for: (i) indebtedness for borrowed money incurred in the ordinary course of business (which shall be deemed to include, without limitation, draws under the Company’s revolving credit facility or other similar lines of credit existing as of the date of this Agreement in the ordinary course of business) not in excess of $15,000,000 in the aggregate for the Company and the Subsidiaries taken as a whole; (ii) indebtedness for borrowed money with a maturity of not more than one year in a principal amount not in excess of $15,000,000 in the aggregate for the Company and the Subsidiaries taken as a whole; (iii) indebtedness in connection with the acquisition of real properties as contemplated by Section 6.01(c) of the Disclosure Schedule; and (iv) indebtedness for borrowed money incurred in order for the Company to pay cash dividends on the Company Common Shares and Company Series A Preferred Shares and for the Operating Partnership to make corresponding distributions to holders of OP Units and holders of Series A Preferred OP Units, in each case solely to the extent permitted pursuant to Section 6.01(b)(iv);

(e) modify or amend in any material respect, or terminate, any Material Contract or enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.17 of the Disclosure Schedule as a Material Contract;

(f) except as required by the contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement, (i) increase the compensation or benefits payable to its directors, officers or non-executive employees, except for increases in the ordinary course of business consistent with past practice in salaries, wages, bonuses, incentives or benefits of employees of the Company or any Subsidiary or (ii) grant to any director, officer or employee of the Company or of any Subsidiary any new severance, change of control or termination pay, grant any increase in, or otherwise alter or amend, any right to receive any severance, change of control or termination pay or benefits or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer or employee;

(g) pre-pay any long-term debt, except in the ordinary course of business (which shall be deemed to include, without limitation, pre-payments or repayments of revolving credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, or prepayments of mortgage indebtedness secured by one or more Company Properties in accordance with their terms, as such loans become due and payable), or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

(h) except as required by the SEC or required in writing by the Company’s independent auditors or changes in GAAP which become effective after the date of this Agreement, in which case the Company shall notify Parent, change any of its accounting policies (whether for financial accounting or Tax purposes);

(i) (A) except as relates to actions by managers or franchisees and except as otherwise provided under any Management Agreement Documents or Franchise Agreements, terminate or materially modify or amend any Management Agreement Documents or Franchise Agreement or (B) enter into any new Management Agreement Documents or new Franchise Agreements;

(j) (A) modify or amend in any material respect or terminate any Ground Lease or (B) enter into any new Ground Lease;

(k) authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) relating to the Company Properties other than (i) Capital Expenditures identified in the Company’s 2007 Operating and Capital Budget in effect as of the date hereof and as provided to Parent (the “2007 Budget”), (ii) any other individual Capital Expenditure not exceeding $1,000,000 and not exceeding $7,500,000 in the aggregate for all such individual Capital Expenditures, and (iii) Capital Expenditures in the ordinary course of business to maintain the physical and structural integrity of the Company Properties and as reasonably determined by the Company to be necessary to keep the Company Properties in working order, to comply with Laws, and to repair and/or prevent damage to any of the Company Properties as is necessary in the event of an emergency situation;

(l) waive, release, assign, settle or compromise any material litigation other than settlements of, or compromises for, any litigation where the amounts paid or to be paid are covered by insurance coverage maintained by the Company;

(m) (i) make, rescind or revoke any express or deemed material election relating to Taxes, unless such election, rescission or revocation is required by Law or necessary (x) to preserve the status of the Company as a REIT under the Code, or (y) to preserve the status of any Subsidiary as a partnership or a disregarded entity for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be (provided that in such events the Company shall notify Parent of such election), (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes or waive or extend the statute of limitations with respect to Taxes, (iii) enter into, amend, modify or supplement (A) any Tax Protection Agreement or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability with respect thereto or (B) any indemnification, allocation or sharing agreements with respect to Taxes, (iv) change in any material respect in any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years, (v) amend any Tax Return in any material respect, except with respect to any returns listed on Section 4.15(a) of the Disclosure Schedule or (vi) take or omit to take any action that could cause the termination or revocation of the Company’s REIT status or the status of any Subsidiary as a partnership or disregarded entity, as applicable for Tax purposes;

(n) amend any term of any outstanding security of the Company or any Subsidiary;

(o) sell, lease or otherwise dispose of, or subject to any Encumbrance or list for sale or lease, any of the Company Properties other than pending sales of Company Properties pursuant to definitive agreements executed prior to the date hereof and identified in Section 6.01(o) of the Disclosure Schedule;

(p) adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution;

(q) fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, Company Properties, Subsidiaries and their respective properties, assets and businesses;

(r) take any action that would result in a breach of a representation or warranty of the Company which would, individually or in the aggregate, give rise to a failure of the condition set forth in Section 8.02(a); or

(s) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 6.02 Conduct of Business by Parent Pending the Mergers. Parent agrees that, between the date of this Agreement and the Company Merger Effective Time, except as contemplated by this Agreement, Parent shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that would reasonably be expected to materially delay consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment, to take any such action.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Proxy Statement; Other Filings. As promptly as practicable following the date of this Agreement, the Company shall prepare the preliminary Proxy Statement and within 10 days after the date hereof the Company shall distribute to Parent a draft of the preliminary Proxy Statement and, after consultation with Parent, as promptly as practicable following the date of this Agreement the Company shall file with the SEC the preliminary Proxy Statement and each of the Company and Parent shall, or shall cause their respective affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following clearance from the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent, MergerCo, Merger Partnership or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and will in good faith consider such comments, and to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company, or any of its representatives, and the SEC concerning the Proxy Statement.

SECTION 7.02 Company Stockholders’ Meeting. The Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments or postponements thereof, the “Company Stockholders’ Meeting”) as promptly as practicable after the date that the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Company Stockholder Approval. Except to the extent that the Company Board shall have withdrawn, qualified or modified its approval or recommendation of this Agreement or the Company Merger in compliance with Section 7.04, the Company Board shall recommend to holders of the Company Common Shares that they approve the Company Merger and shall include such recommendations in the Proxy Statement (the “Company Recommendation”). Subject to Section 7.04, the Company will use reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Company Merger and will take all other commercially reasonable actions necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Law to obtain such approvals. As promptly as practicable after the date hereof, the Company shall retain MacKenzie Partners or another nationally recognized proxy solicitation firm that is reasonably acceptable to Parent, and shall coordinate and cooperate with Parent in all aspects of the proxy solicitation relating to the Company Stockholders Meeting, including providing Parent in advance with drafts of all proxy solicitation material and incorporating the reasonable comments of Parent into such material.

SECTION 7.03 Access to Information; Confidentiality.

(a) Subject to applicable Law and confidentiality agreements, from the date hereof until the Company Merger Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, (i) afford Parent, following notice from Parent to the Company in accordance with this Section 7.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and all other financial, operating and other data and information as Parent may reasonably request, and (ii) use commercially reasonable efforts to facilitate meetings with managers, franchisors, ground lessors and other appropriate third parties that have a business relationship with the Company or its Subsidiaries. Notwithstanding the foregoing, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the Company’s employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, (ii) damage any property or any portion thereof, or (iii) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Company’s prior written consent. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct, and Parent is required to give the Company such written notice at least one (1) Business Day prior to the date that any manager of a Company Property which Parent wishes to inspect is entitled to receive notice of any such inspection. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement.

(b) Prior to the Company Merger Effective Time, all information obtained by Parent pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement dated March 5, 2007 between Parent and the Company (the “Confidentiality Agreement”).

SECTION 7.04 No Solicitation of Transactions.

(a) Subject to Section 7.04(b) and 7.04(c), none of the Company, the Operating Partnership, or any other Subsidiary shall, nor shall it authorize or permit, directly or indirectly, any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or affiliate of the Company, the Operating Partnership or any other Subsidiary to, initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, enter into or participate in discussions or negotiations with any Person concerning an Acquisition Proposal or in furtherance of such inquiries or to obtain an Acquisition Proposal, enter into any agreement, letter of intent, acquisition agreement or similar agreement relating to an Acquisition Proposal or release any Person from any standstill agreement or similar obligation to the Company or any Subsidiary other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date hereof, by virtue of the execution and announcement of this Agreement or otherwise. The Company and the Operating Partnership shall take, and shall cause the other Subsidiaries to take, all actions reasonably necessary to cause their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or affiliates to immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal. The Company, the Operating Partnership and the Subsidiaries shall be responsible for any failure on the part of their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or affiliates to comply with this Section 7.04(a).

(b) Subject to Section 7.04(c), neither the Company Board nor any committee thereof shall (i) make a Change in Recommendation, or approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (ii) cause the Company to enter into any agreement, letter of intent, acquisition agreement or similar agreement concerning an Acquisition Proposal (other than a confidentiality agreement described in Section 7.04(c)). The Company and the Operating Partnership shall promptly notify Parent (but in no event after twenty-four hours following the Company’s initial receipt of any Acquisition Proposal) of the relevant details relating to an Acquisition Proposal (including the identity of the parties and all material terms thereof) which any of the Company, the Operating Partnership or any of the other Subsidiaries or any such officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or affiliate may receive after the date hereof, and shall (i) keep Parent informed on a reasonably current basis as to the status of and any material developments regarding any such proposal and (ii) provide Parent as soon as practicable after receipt or delivery thereof with copies of (A) drafts of any definitive acquisition agreements or proposal letters with respect thereto and (B) any written material nonpublic information sent or provided by the Company to any third party in connection with any

Acquisition Proposal which was not previously provided or made available to Parent. The Company shall not, and shall not cause any Subsidiary to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which the Company or any Subsidiary is a party and the Company shall, and shall cause each Subsidiary to, enforce the provisions of any such agreement.

(c) Notwithstanding Section 7.04(a) and Section 7.04(b) or any other provision of this Agreement to the contrary, following the receipt by the Company or any Subsidiary of a written Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of Section 7.04(a) and Section 7.04(b)) prior to receipt of the Company Stockholder Approval, the Company Board may (directly or through advisors or representatives) if the Company Board determines in good faith following consultation with its outside legal counsel and financial advisors that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal, the Company Board may (i) furnish non-public information with respect to the Company and the Subsidiaries to the Person who made such proposal (provided that the Company (x) has previously or concurrently furnished such information to Parent and (y) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to the Company as the Confidentiality Agreement), (ii) disclose to its stockholders any information that, after consultation with its outside legal counsel, is required to be disclosed under the MGCL, (iii) participate in negotiations regarding such proposal and (iv) following receipt of a written Acquisition Proposal that constitutes a Superior Proposal, but prior to receipt of the Company Stockholder Approval, (A) withdraw or modify in a manner adverse to Parent, or fail to make, the Company Recommendation or recommend that the Company’s stockholders approve such Superior Proposal (a “Change in Recommendation”), (B) terminate this Agreement pursuant to, and subject to compliance with, Section 9.01(h) and (C) take any action that any court of competent jurisdiction orders the Company to take, but in each case referred to in clauses (i) through (iv) only if, after complying with this Section 7.04(c) and Section 7.04(d) below, the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its duties to the Company or its stockholders under applicable Law. Nothing in this Section 7.04 or elsewhere in this Agreement shall prevent the Company Board from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to do so would be reasonably likely to be inconsistent with its obligations under applicable Law; provided, however, that neither the Company nor the Company Board shall be permitted pursuant to this sentence or clause (ii) of the prior sentence to recommend an Acquisition Proposal which is not a Superior Proposal or make a Change in Recommendation.

(d) The Company Board shall not take any of the actions referred to in clause (iv) of the first sentence of Section 7.04(c) unless the Company Board has (i) given Parent at least four (4) Business Days notice, measured from the receipt of notice of such proposal or the receipt of any material change to the terms thereof, of its intent to take such action and providing a copy of the documents and agreements providing for the Superior Proposal, and (ii) after taking into account any amendment to this Agreement entered into or to which Parent irrevocably commits to enter into and for which all internal approvals of Parent have been obtained since receipt of such notice, such Superior Proposal remains a Superior Proposal.

SECTION 7.05 Employee Benefits Matters.

(a) From and after the Company Merger Effective Time, Parent shall or shall cause the Surviving Corporation to honor in accordance with their terms all severance, change-of-control and similar obligations of the Company and the Subsidiaries, and Parent shall pay on the Closing Date to any applicable officer or employee of the Company or any Subsidiary any amounts with respect to such severance, change-in-control and similar obligations that are payable by their terms upon consummation of the Company Merger at the Company Merger Effective Time or on the Closing Date, all of which are listed in Section 7.05 of the Disclosure Schedule. From and after the effective time, Parent shall or shall cause the Surviving Corporation to honor in accordance with their terms any other employment related contracts, agreements arrangements and commitments of the Company and its Subsidiaries in effect immediately prior to the Company Merger Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary or any of their predecessors. Notwithstanding the foregoing, subject to applicable Law, nothing herein is intended to prevent Parent from amending or terminating any such obligation, contract, agreement, arrangement or commitment in accordance with its terms.

(b) With respect to each employee of the Company or any Subsidiary (collectively, the “Company Employees”) who remains an employee of the Surviving Corporation or its successors or assigns or any of their subsidiaries (collectively, the “Continuing Employees”), for 12 months following the Effective Time, Parent shall or shall cause the Surviving Corporation to provide the Continuing Employees with (i) base salary and cash incentive opportunities in an amount at least equal to the same level that was provided to each such Continuing Employee immediately prior to the Company Merger Effective Time, and (ii) employee benefits that are not materially less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Company Merger Effective Time. Each Continuing Employee will be entitled to credit for his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof, including for such purpose, Barcelo Crestline Corporation, Crestline Capital Corporation, Host Marriott Corporation and Marriott International, Inc.) before the Closing Date under the parallel employee benefit plan of Parent or its Subsidiaries to the same extent as such employee was entitled, before the Company Merger Effective Time, to credit for such service under the respective Plan (except to the extent such credit would result in the duplication of benefits and except with respect to benefit accrual under a defined benefit plan). In addition, with respect to each health benefit plan, during the calendar year that includes the Closing Date, each Continuing Employee shall be given credit for amounts paid by the employee under the respective Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent or the Surviving Corporation.

(c) Prior to the Company Merger Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Shares pursuant to this Agreement and the Company Merger shall be an exempt transaction for purposes of Section 16.

(d) Prior to the Company Merger Effective Time, the Company Board shall take such actions as are necessary to terminate the Company’s Executive Deferred Compensation Plan, as amended ( the “EDC Plan”). Such action shall be contingent upon, and effective as of, the Company Merger Effective Time. Payment of all account balances under the EDC Plan shall be in cash to the participants in a single lump-sum payment by the Surviving Corporation immediately following the Company Merger Effective Time. Notwithstanding the preceding sentence, payment of the portion of an account that is subject to Section 409A of the Code to a specified employee within the meaning of Section 409A of the Code who has a separation from service on or before the Company Merger Effective Time shall be delayed to the date six months following such participant’s separation from service in the event, and only in the event that, prior to the Company Merger Effective Time the Company Board determines that such delay is necessary to comply with the requirements of Section 409A of the Code.

(e) Nothing contained in this Agreement (including, without limitation, this Section 7.05) (i) amends, or shall be deemed to amend, any Plan, or (ii) limits in any way the Parent’s or Surviving Corporation’s ability to amend or terminate any particular Plan at any time.

SECTION 7.06 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws, the Operating Partnership Agreement or this Agreement or, if applicable, similar organizational documents or agreements of any of the Subsidiaries, from and after the Company Merger Effective Time, Parent and the Surviving Corporation shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Company Merger Effective Time serving as a director, officer, trustee, employee, agent, or fiduciary of the Company or its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within 30 days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security). The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 7.06(a) shall extend to acts or omissions occurring at or before the Company Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.06(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Company Merger Effective Time at the request of the Company or any of its Subsidiaries; and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.06(a), including any Action relating to a claim for indemnification or advancement brought by a Indemnified Party. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and MergerCo agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Company Merger Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries identified in Section 7.06(b) of the Disclosure Schedule shall be assumed by the Surviving Corporation in the Company Merger, without further action, at the Company Merger Effective Time and shall survive the Company Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six years from the Company Merger Effective Time, the charter and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Company Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Company Merger Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d) The Surviving Corporation shall maintain for a period of at least six (6) years the current policies of directors’ and officers’ liability insurance and employed lawyer liability insurance maintained by the Company and its Subsidiaries with respect to claims arising from facts or events that occurred on or before the Company Merger Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, that (i) that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Company Merger Effective Time; (ii) in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.06(d) more than an amount per year of coverage equal to three hundred percent (300%) of the current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than three hundred percent (300%) of the current annual premiums paid by the Company, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of the current annual premiums paid by the Company. Parent shall, and shall cause the Surviving Corporation or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(e) If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assumes the obligations set forth in this Section 7.06(e).

(f) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.06 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Corporation’s obligations pursuant to this Section 7.06.

SECTION 7.07 Further Action; Reasonable Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers, including using its commercially reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties to Permits, Material Contracts, Franchise Agreements, Management Agreement Documents, Ground Leases or Plans to which the Company or any Subsidiary is a party or by which it or any of its respective properties or assets may be bound, in each case as are necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement or otherwise disclosed in Section 7.07(a) of the Disclosure Schedule. In the event that the Company or the Operating Partnership shall fail to obtain any consent from any person (other than a Governmental Authority) described above, the Company and the Operating Partnership shall use its commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company, the Operating Partnership and the Buyer Parties and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) without the prior written consent of Parent which shall not be unreasonably withheld, delayed or conditioned, neither the Company nor any Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) none of the Buyer Parties or their respective affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation; provided, that the Company and its Subsidiaries may make such payments as and to the extent contemplated by the terms of the relevant agreement with respect to which consent is being sought.

(b) The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to this Section 7.07, including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.

(c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Mergers, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

(d) The Company and the Subsidiaries shall give prompt notice to Parent, MergerCo and Merger Partnership, and Parent, MergerCo and Merger Partnership shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 8.02(a) would not be satisfied, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(e) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein, and (ii) satisfy all conditions applicable to the Buyer Parties in such definitive agreements that are within their control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any material breach by any party of the Debt Commitment Letter or any termination of the Debt Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and Parent shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter without first notifying the Company. For the avoidance of doubt, if the Debt Financing (or any alternative financing) has not been obtained, Parent shall continue to be obligated to consummate the Mergers on the terms and subject to the conditions set forth in this Agreement.

(f) The Company and the Subsidiaries agree to provide, and shall cause their officers, trustees, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to provide, all commercially reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, MergerCo or Merger Partnership (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent, MergerCo and Merger Partnership and their financing sources with financial and other pertinent information regarding the Company or the Subsidiaries as may be reasonably requested by the Parent, MergerCo or Merger Partnership, (iii) assisting Parent, MergerCo and Merger Partnership and their financing sources in the preparation of (A) an offering document for any Debt Financing, and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent, MergerCo or Merger Partnership and their financing sources for any Debt Financing raised by Parent, MergerCo or Merger Partnership, (v) forming new direct or indirect Subsidiaries, and (vi) providing and executing documents (including the execution and delivery of estoppel certificates and subordination and non-disturbance agreements (“SNDAs”)) as may be reasonably requested by Parent, MergerCo or Merger Partnership; provided, that none of the Company or any Subsidiary shall be required to pay any commitment of other similar fee or incur any other liability in connection with the Debt Financing prior to the Closing. Parent, MergerCo or Merger Partnership shall, promptly upon request by the Company, reimburse the Company or the Subsidiaries for all reasonable out of pocket costs incurred by the Company, the Subsidiaries and their Representatives in connection with such cooperation. Parent, MergerCo and Merger Partnership shall, jointly and severally, indemnify and hold harmless the Company, the Subsidiaries and their respective

Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than historical information relating to the Company or the Subsidiaries). Notwithstanding anything to the contrary, the condition set forth in Section 8.02(b), as it applies to the Company’s obligations under this Section 7.07(f), shall be deemed satisfied unless the Debt Financing (or any alternative financing) has not been obtained primarily as a result of the Company’s willful and material breach of its obligations under this Section 7.07(f).

(g) The Company shall use commercially reasonable efforts to deliver to Parent at least two business days prior to the Closing Date payoff letters from third-party lenders to the Company, in form and substance reasonably satisfactory to Parent, except with respect to the indebtedness obligations of the Company and the Subsidiaries set forth in Section 7.07(g) of the Disclosure Schedule and any other indebtedness specified by Parent to the Company no later than 15 days prior to the Closing. On the Closing Date, subject to Parent making available the funds required by this Agreement, the Company and the Subsidiaries shall use commercially reasonable efforts to, unless instructed otherwise in writing by Parent not later than 15 days prior to Closing, permanently (i) terminate the credit facilities requested by Parent to be so terminated, except to the extent such facilities are either set forth in Section 7.07(g) of the Disclosure Schedule or specified by Parent to the Company no later than ten business days prior to Closing, and all related agreements, to which the Company and the Subsidiaries is a party and (ii) to the extent the related facility or loan is terminated pursuant to this Section 7.07(g), release any liens on the Company’s or the Subsidiaries assets relating to those facilities. The Company and the Subsidiaries shall use commercially reasonable efforts to effectuate the assumption of the mortgage indebtedness listed on Section 7.07(g) of the Disclosure Schedule by Parent or its subsidiaries with the Company being responsible for all assumption costs and expenses required by the existing lenders incurred in connection with such assumptions.

SECTION 7.08 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Company Merger Effective Time, the Surviving Corporation shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares, Company Warrants, Company Restricted Shares and/or OP Units, all Transfer Taxes.

SECTION 7.09 Tax Matters.

(a) During the period from the date of this Agreement to the Company Merger Effective Time, the Company and its Tax Subsidiaries shall:

(i) continue to be organized and operate in such a manner as to permit the Company to continue to qualify as a REIT throughout the period from the date hereof to the Company Merger Effective Time;

(ii) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable laws;

(iii) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(iv) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Company Merger Effective Time in a manner consistent with past practice; and

(v) terminate all Tax Sharing Agreements to which the Company or any of its Tax Subsidiaries is a party such that there are no further liabilities thereunder (provided that the foregoing does not apply to existing Tax Protection Agreements, if any).

(b) For federal and applicable state and local income Tax purposes, each of the parties hereto shall report and treat the Company Merger and the Partnership Merger as being taken pursuant to a single integrated plan, with the result that such mergers be treated as a taxable sale by the Company of all of the Company’s assets to MergerCo in exchange for the merger consideration provided for herein to be provided to the stockholders of the Company and the assumption of all of the Company’s liabilities, followed by a distribution of such merger consideration to the stockholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for federal income Tax purposes.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Company shall notify Parent if the Company has determined, in its reasonable discretion, that it must take any action for the Company to maintain its qualification as a REIT or to eliminate or reduce income or excise taxes under Sections 856, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Effective Time, including making dividend or distribution payments to stockholders of the Company or unitholders of the Operating Partnership (as permitted pursuant to Section 6.01(b) hereof). Furthermore, the Company shall consider in good faith taking actions requested by Parent if Parent provides to the Company an opinion of tax counsel nationally recognized in the federal taxation of REITs that such action is necessary in order for the Company to maintain its qualification as a REIT or to eliminate or reduce income or excise taxes under Sections 856, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Effective Time.

SECTION 7.10 Public Announcements. The parties hereto agree that no public release, public filing or announcement concerning the transactions contemplated by this Agreement or the Mergers shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release, filing or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release, filing or announcement shall use its reasonable best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGERS

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, the Operating Partnership, Parent, MergerCo and Merger Partnership to consummate the Mergers are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

(a) The Company shall have obtained the Company Stockholder Approval.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Mergers illegal or prohibiting consummation of the Mergers.

SECTION 8.02 Conditions to the Obligations of Parent, MergerCo and Merger Partnership. The obligations of Parent, MergerCo and Merger Partnership to consummate the Mergers are subject to the satisfaction or waiver in writing of the following additional conditions:

(a) The representations and warranties of the Company and the Operating Partnership contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (in each of clause (i) and (ii), without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties (other than the representation in clause (b) of Section 4.08)) does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In addition, the representations and warranties in Section 4.03(a), (b), (c) and (f) and Section 4.04(c) and (d) shall be true and correct in all material respects, and the representation in clause (b) of Section 4.08 shall be true and correct in all respects, as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (in each case except to the extent expressly made as of a specific date, in which case as of such specific date).

(b) The Company and the Operating Partnership shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Company Merger Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the date of the Company Merger Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

(d) Since the date hereof, there shall not exist and be continuing any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) Parent shall have received a tax opinion of Hogan & Hartson L.L.P., or other counsel to the Company reasonably satisfactory to the Parent, dated as of the date of the Closing Date, prior to the Company Merger Effective Time, in the form attached hereto as Exhibit E (such opinion shall be subject to such changes or modifications from the language set forth on such exhibit as may be deemed necessary or appropriate by Hogan & Hartson L.L.P. (or such counsel rendering the opinion) and as shall be reasonably satisfactory to Parent), together with the representation letter from the Company in the form attached hereto as Exhibit F (such representation letter shall be subject to such changes or modifications from the language set forth on such exhibit as may be deemed necessary or appropriate by Hogan & Hartson L.L.P. (or such counsel rendering such opinion) and as shall be reasonably satisfactory to Parent), opining that the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 2003 through and including the taxable year of the Company ending on the Closing Date (determined without taking into account, or giving effect to, the Company Merger or any transaction effected pursuant to Section 2.08 hereof, and assuming for such purposes that the Company shall satisfy the applicable distribution requirements under the Code for the taxable year including the Closing Date).

SECTION 8.03 Conditions to the Obligations of the Company and the Operating Partnership.

The obligations of the Company and the Operating Partnership to consummate the Mergers are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a) The representations and warranties of Parent, MergerCo and Merger Partnership in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (in each of clause (i) and (ii), without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent, MergerCo and Merger Partnership shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Company Merger Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the date of the Company Merger Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Company Merger Effective Time by action taken or authorized by the Board of Directors or members of the terminating party or parties, notwithstanding any requisite approval of the Company Merger by the stockholders of the Company, and whether before or after the stockholders of the Company have approved the Company Merger at the Company Stockholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Company Merger Effective Time shall not have occurred on or before October 31, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Company Merger Effective Time to occur on or before such date;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Company Merger illegal or otherwise preventing or prohibiting consummation of the Company Merger (“Governmental Order”); provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Company Merger;

(d) by Parent if each of it, MergerCo and Merger Partnership is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 8.02(a) would be incapable of being satisfied by the Outside Date, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 8.02(b) would be incapable of being satisfied by the Outside Date;

(e) by the Company (i) if it is not in material breach of its obligations under this Agreement, and if (A) any of the representations and warranties of Parent, MergerCo or Merger Partnership herein are or become untrue or incorrect such that the condition set forth in Section 8.03(a) would be incapable of being satisfied by the Outside Date; or (B) there has been a breach on the part of Parent, MergerCo or Merger Partnership or any of their respective covenants or agreements herein such that the conditions set forth in Section 8.03(b) would be incapable of being satisfied by the Outside Date; or (ii) at any time following July 15, 2007, if the Mergers shall not have been consummated within fifteen (15) Business Days after the first date upon which all of the conditions to Parent’s obligations to consummate the Mergers are satisfied (except, in the case of any condition which requires the delivery of officer’s certificates or legal opinions, such conditions shall only be deemed satisfied if such officer’s certificates or legal opinions could be delivered on such first date as if such first date were the Closing Date); provided, that this Agreement may not be terminated by the Company pursuant this Section 9.01(e)(ii) prior to 11:59 p.m. on the date that is fifteen (15) Business Days after July 15, 2007;

(f) by the Company or Parent if the Company Stockholder Approval is not obtained at the Company Stockholders’ Meeting;

(g) by Parent if the Company Board shall have publicly recommended or approved any Acquisition Proposal other than that contemplated by this Agreement;

(h) by the Company prior to receipt of the Company Stockholder Approval in accordance with clause (iv)(B) of the first sentence of Section 7.04(c) in order to enter into a definitive agreement providing for a Superior Proposal, provided, that for the termination by the Company to be effective, the Company shall concurrently enter into such definitive agreement providing for a Superior Proposal and pay to Parent the Company Termination Fee in accordance with this Agreement, and provided, further, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.01(h) unless Section 7.04 has been complied with in all material respects; or

(i) by Parent if the Company Board has effected a Change in Recommendation.

SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the Guaranty referred to in Section 5.07 and the provisions of Section 7.03(b), this Section 9.02, Section 9.03 and Article X shall survive any such termination); provided, however, that nothing herein shall relieve any party hereto from liability for willful breach or fraud.

SECTION 9.03 Fees and Expenses.

(a) Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Company Merger is consummated.

(b) Parent and the Company agree that if this Agreement shall be terminated:

(i) by Parent or the Company pursuant to Section 9.01(b) or Section 9.01(f) or by Parent pursuant to Section 9.01(d) (solely to the extent of a termination pursuant to Section 9.01(d) that arises from a material breach by the Company of its obligations under Section 7.02 or Section 7.04), and (A) at or prior to (I) the Company Stockholders’ Meeting in the case of Section 9.01(f), (II) the Termination Date in the case of Section 9.01(b) or (III) the breach giving rise to the termination in the case of Section 9.01(d), an Acquisition Proposal shall have been publicly announced prior to such date, and (B) concurrently with such termination or within twelve (12) months following the Termination Date, the Company and/or its Subsidiaries enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated (in each case whether or not such Acquisition Proposal was the same Acquisition

Proposal referred to in the foregoing clause (A)), then the Company shall pay to Parent, upon the earlier to occur of the execution of such agreement or the consummation of such Acquisition Proposal, the Company Termination Fee (and for purposes of this Section 9.03(b)(i), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal);

(ii) by Parent pursuant to Section 9.01(g) or Section 9.01(i), then the Company shall pay to Parent the Company Termination Fee on the Termination Date;

(iii) by the Company pursuant to Section 9.01(h), then the Company shall pay to Parent the Company Termination Fee on the Termination Date; or

(iv) by the Company (A) pursuant to Section 9.01(b) or a termination on or after the Outside Date pursuant to Section 9.01(e)(i), and in either case all of the conditions to Parent’s obligation to consummate the Mergers are satisfied (except, in the case of any condition which requires the delivery of officer’s certificates or legal opinions, such conditions shall only be deemed satisfied if such officer’s certificates or legal opinions could be delivered on the Outside Date as if the Outside Date were the Closing Date) as of the Outside Date assuming the Closing occurred on the Outside Date, or (B) Section 9.01(e)(ii), then the Parent shall pay to the Company the Parent Termination Fee within three (3) Business Days of the Termination Date.

(c) To the extent required to be paid pursuant to this Section 9.03, the Company Termination Fee and the Parent Termination Fee shall be paid by the applicable party as directed in writing by the other party in immediately available funds.

(d) For purposes of this Agreement, each of “Company Termination Fee” and “Parent Termination Fee” means an amount equal to $50 million.

(e) If this Agreement is terminated by the Company pursuant to Section 9.01(e), Parent shall pay to the Company within three (3) Business Days after the date of termination all reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by the Company or its Subsidiaries in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $15 million (the “Company Expenses”). If this Agreement is terminated by Parent pursuant to Section 9.01(d), the Company shall pay to Parent, within three (3) Business Days after the date of termination all reasonable out-of-pocket costs and expenses including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers, incurred by Parent in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $15 million (the “Parent Expenses”). If this Agreement is terminated by either Parent or the Company pursuant to Section 9.01(f), then the Company shall pay to Parent within three (3) Business Days after the date of such termination the Parent Expenses; provided, that for purposes of this sentence only the reference to “$15 million” in the definition of Parent Expenses shall be deemed instead a reference to “$7.5 million”; provided, further, that in the event the Company Termination Fee becomes payable as a result of such termination, the Parent Expenses shall be credited toward such payment of the Company Termination Fee.

(f) Each of the Company and Parent acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or Parent Expenses when due or Parent shall fail to pay the Parent Termination Fee or the Company Expenses when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee and the Company Expenses from Parent or the Guarantor (in accordance with the Guaranty) pursuant to Section 9.03 and to require Parent, MergerCo, Merger Partnership and the Guarantor to perform their respective obligations under (i) the Guaranty in accordance with its terms and (ii) this Section 9.03(f), shall be the sole and exclusive remedy of the Company, the Operating Partnership and the Subsidiaries against Parent, MergerCo, Merger Partnership the Guarantor, and any of their respective former, current, or future general or limited partners, stockholders, managers, members, affiliates or Representatives (collectively, the “Parent Parties”) (whether at law or in equity) with respect to the negotiation, execution and performance of this Agreement and the transactions and obligations contemplated hereby, including for any loss suffered as a result of the failure of the Company Merger or the Partnership Merger to be consummated, under any theory and for any reason, and upon payment in full of such amounts and fulfillment of such obligations, none of the Parent Parties shall have any further liability or obligation relating to or arising out of the negotiation, execution and performance of this Agreement or the transactions contemplated by this Agreement.

SECTION 9.04 Escrow of Company Termination Expenses.

(a) In the event that Parent is obligated to pay the Parent Termination Fee or Company Expenses (collectively, the “Company Termination Expenses”) set forth in Section 9.03(e), Parent shall pay to the Operating Partnership from the Company Termination Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Company Termination Expenses and (ii) the sum of (1) the maximum amount that can be paid to the Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (A) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 9.04(b) or (B) an opinion from the Company’s outside counsel as described in Section 9.04(b), an amount equal to the Company Termination Expenses less the amount payable under clause (1) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Company Termination Expenses with an escrow agent selected by Parent and on such terms (subject to Section 9.04(b)) as shall be mutually agreed upon by the Operating Partnership, Parent and the escrow agent. The payment or deposit into escrow of the Company Termination Expenses pursuant to this Section 9.04(a) shall be made at the time Parent is obligated to pay the Operating Partnership such amount pursuant to Section 9.03(e) by wire transfer or bank check.

(b) The escrow agreement shall provide that the Company Termination Expenses in escrow or any portion thereof shall not be released to the Operating Partnership unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the Company Termination Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Operating Partnership of the Company Termination Expenses would constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify Company as a REIT), in which case the escrow agent shall release the remainder of the Company Termination Expenses to the Operating Partnership. Parent agrees to amend this Section 9.04 at the request of the Company in order to (x) maximize the portion of the Company Termination Expenses that may be distributed to the Operating Partnership hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 9.04(b) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.04(b). The escrow agreement shall also provide that any portion of the Company Termination Expenses held in escrow for five years shall be released by the escrow agent to Parent.

SECTION 9.05 Waiver. At any time prior to the Company Merger Effective Time, the Company, on the one hand, and Parent, MergerCo and Merger Partnership, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent, MergerCo and Merger Partnership). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Company Merger Effective Time.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent, MergerCo or Merger Partnership:

c/o JER Partners

1650 Tysons Boulevard

McLean, VA 22102

Telecopier No: (703) 714-8102

Attention:	Gerald R. Best
Vice President and Counsel

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Telecopier No: (212) 326-2061

Attention:	Drake S. Tempest
Paul S. Scrivano

if to the Company or the Operating Partnership:

Highland Hospitality Corporation

8405 Greensboro Drive

Suite 500

McLean, VA 22102

Telecopier No: (703) 336-4910

Attention:	Executive Vice President, General Counsel and Secretary

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

555 Thirteenth Street NW

Washington, DC 20004-1109

Telecopier No: (202) 637-5910

Attention:	James E. Showen

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Amendment.

This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Company Merger Effective Time; provided, however, that, after approval of the Company Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 10.05 Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement and the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

SECTION 10.06 Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms, conditions and undertakings of each of the Buyer Parties under this agreement in accordance with the terms hereof including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Company Merger Effective Time.

SECTION 10.07 Remedies; Specific Performance.

(a) Each of the Company and the Operating Partnership agree that to the extent it has incurred losses in connection with this Agreement, the maximum aggregate liability of Parent, MergerCo, Merger Partnership, the Guarantor and any other Parent Party for such losses shall be limited to an amount equal to the amount of the Guaranty (inclusive of the amount of the Parent Termination Fee and the Company Expenses) and any amounts payable under Section 9.03(f), and in no event shall the either of Company or the Operating Partnership or any of their respective affiliates seek to recover from Parent, MergerCo, Merger Partnership, the Guarantor or any other Parent Party any money damages in excess of such amounts in connection herewith.

(b) The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed by the Company or the Operating Partnership in accordance with their specific terms or were otherwise breached by the Company or the Operating partnership. It is accordingly agreed that Parent, MergerCo and Merger Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. The parties acknowledge and agree that the Company and the Operating Partnership shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent, MergerCo or Merger Partnership or to enforce specifically the terms and provisions hereof and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 9.03 and Section 10.07(a); provided, however, that the Company shall be entitled to seek specific performance to prevent any breach by Parent, MergerCo or Merger Partnership of Section 7.03(b).

SECTION 10.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article III (following the Effective Time), Section 7.06 and Section 10.07 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to indemnification or payment thereunder and may be enforced by such persons).

SECTION 10.09 Governing Law; Forum. The Partnership Merger shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without regard to its rules of conflict of laws. Except as provided in the immediately proceeding sentence, all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws.

Each of the Company, Operating Partnership and Parent hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Maryland or any court of the United States located in the State of Maryland (the “Maryland Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland.

SECTION 10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.12 Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 10.13 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.13.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, MergerCo, Merger Partnership, the Company and the Operating Partnership have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BLACKJACK HOLDINGS, LLC

By	/s/ Alex P. Gilbert
Name and Title: Alex P. Gilbert, Principal

BLACKJACK MERGER CORPORATION

By	/s/ Alex P. Gilbert
Name and Title: Alex P. Gilbert, Principal

BLACKJACK MERGER PARTNERSHIP, LP

By Blackjack Merger Corporation, its sole general partner

By	/s/ Alex P. Gilbert
Name and Title: Alex P. Gilbert, Principal

HIGHLAND HOSPITALITY CORPORATION

By	/s/ James L. Francis
Name and Title: James L. Francis, President and CEO

HIGHLAND HOSPITALITY, L.P.

By HHC GP CORPORATION, its sole general partner

By	/s/ James L. Francis
Name and Title: James L. Francis, President and CEO